Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 2, 2021

BY AND AMONG

SPB HOSPITALITY LLC,

TITAN MERGER SUB, INC.

AND

J. ALEXANDER’S HOLDINGS, INC.

i

ii

Annex A – Charter of the Surviving Corporation

Annex B – Class B Unit Exchange Calculation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made by and among SPB Hospitality LLC, a Delaware limited liability company (“Parent”), Titan Merger Sub, Inc., a Tennessee corporation and an indirect, wholly-owned Subsidiary of Parent (“Merger Sub”), and J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Company”), as of July 2, 2021 (this “Agreement” or the “Merger Agreement”). Certain capitalized terms are defined in Section 8.12.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as an indirect, wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Company’s Board of Directors has (i) declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of shares of common stock, $0.001 par value per share, of the Company (such stock, the “Company Common Stock”) (such holders, the “Company Shareholders”), (ii) adopted this Agreement and approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company Shareholders for approval and (iv) subject to the ability to withdraw its recommendation in accordance with Section 5.2(d), recommended that the Company Shareholders approve this Agreement;

WHEREAS, each of the managing member of Parent and the Board of Directors of Merger Sub, respectively, has (i) declared it advisable to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement by Parent and Merger Sub, as applicable, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, Drawbridge Special Opportunities Fund LP, a Delaware limited partnership (the “Equity Financing Source”), has delivered to the Company a copy of the Equity Commitment Letter;

WHEREAS, as a condition and material inducement to Parent and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain shareholders of the Company have entered into voting agreements (the “Voting Agreements”) with Parent, pursuant to which such shareholders have agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their shares of Company Common Stock in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the sufficiency of which is hereby acknowledged by the parties, the parties intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the

Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and an indirect, wholly-owned Subsidiary of Parent.

Section 1.2    Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Central time, on (a) the third Business Day after the satisfaction or waiver of all of the conditions set forth in ARTICLE VI that are capable of satisfaction prior to the Closing (provided that all of the other conditions set forth in ARTICLE VI will be satisfied at the Closing), by the electronic exchange of signatures and documents and, to the extent physical exchange and delivery is required, at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201 or (b) such other date, time and/or place as is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3    Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger relating to the Merger (the “Articles of Merger”) with the Secretary of State of the State of Tennessee, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the TBCA, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the TBCA or by the Secretary of State of the State of Tennessee in connection with the Merger. The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Secretary of State of the State of Tennessee, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the TBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the TBCA and other applicable Law.

Section 1.5    Charter. Subject to Section 5.7(d), at the Effective Time, the charter of the Company shall be amended so that it reads in its entirety as set forth in Annex A hereto, and, as so amended, shall be the charter of the Surviving Corporation until thereafter changed or amended, as provided by the TBCA and such charter.

Section 1.6    Bylaws. Subject to Section 5.7(d), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, until thereafter changed or amended as provided by the TBCA, the charter of the Surviving Corporation and such bylaws, except that references to Merger Sub’s name shall be replaced by references to “J. Alexander’s Holdings, Inc.”

Section 1.7    Directors and Officers. The parties hereto shall take all actions necessary so that, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, and (b) the officers of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, and shall hold such office until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

Section 1.8    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock or the other securities described below:

(a)    Conversion of Shares of Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)    Cancellation of Company or Parent Owned Shares of Company Common Stock. All shares of Company Common Stock that are owned by the Company (other than shares of Company Common Stock that are held either in a fiduciary or agency capacity that are beneficially owned by third parties) or by Parent immediately prior to the Effective Time (“Excluded Shares”), by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)    Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) Excluded Shares, and (ii) for the avoidance of doubt, any Company Performance Share Awards or Company Restricted Share Awards, which shall be treated in accordance with Section 1.12) shall be converted into and shall thereafter represent the right to receive an amount in cash equal to $14.00, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) or shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 1.8(c), the Merger Consideration upon surrender of such Certificate or cancellation of such Book-Entry Shares in accordance with Section 1.11.

Section 1.9    Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within that period, then the Merger Consideration shall be equitably adjusted to provide the Company Shareholders the same economic effect as contemplated by this Agreement prior to that event. For the avoidance of doubt, nothing in this Section 1.9 shall be deemed to modify the Company’s obligations under Section 4.1.

Section 1.10    Dissenters’ Rights. Dissenters’ rights under Title 48, Chapter 23 of the TBCA are not available to the Company Shareholders as a result of the Merger.

Section 1.11    Exchange of Company Common Stock.

(a)    Exchange Agent. At or prior to the Effective Time, Parent shall deposit (or shall cause to be deposited) with a nationally recognized financial institution selected by Parent with the Company’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”), for the benefit of the Company Shareholders, for exchange in accordance with this ARTICLE I, through the Exchange Agent, an amount of cash sufficient to pay the aggregate Merger Consideration (the “Exchange Fund”). Parent shall cause the Exchange Agent to deliver to the Company Shareholders the Merger Consideration contemplated to be paid pursuant to Section 1.8 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. In furtherance of Section 1.11(g), Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the cash included in the Exchange Fund is at all times until the first anniversary of the Effective Time maintained at a level sufficient for the Exchange Agent to make all such payments under Section 1.8. For the avoidance of doubt, any amounts payable in respect of Company Share Awards or Class B Units shall not be deposited with the Exchange Agent but instead shall be paid by the Surviving Corporation in accordance with Section 1.12.

(b)    Exchange Procedures.

(i)    Certificates. Parent shall cause the Exchange Agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), as soon as reasonably practicable (but no later than four

(4) Business Days) following the Effective Time, to each holder of record of a Certificate immediately prior to the Effective Time (other than Excluded Shares), (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall have such other provisions as are reasonably satisfactory to both of the Company and Parent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.11(f)) to the Exchange Agent in exchange for the Merger Consideration issuable and payable with respect thereto. Upon surrender of a Certificate (other than Certificates representing Excluded Shares) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, the cash amount equal to (x) the number of shares of Company Common Stock formerly represented by such Certificate multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.11(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 1.8(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE I. In lieu thereof, each holder of record of one or more Book-Entry Shares immediately prior to the Effective Time shall, upon receipt by the Exchange Agent of an “agent’s message” or such other evidence, if any, reasonably requested by the Exchange Agent in compliance with the Exchange Agent’s customary procedure with respect to the exchange of book-entry shares (other than Book-Entry Shares representing Excluded Shares), be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable (but no later than four (4) Business Days) following the Effective Time, in respect of each Book-Entry Share held by such holder, the cash amount equal to (x) the number of shares of Company Common Stock formerly represented by such Book-Entry Shares multiplied by (y) the Merger Consideration. No interest shall be paid or accrue on any cash payable upon cancellation of any Book-Entry Shares.

(c)    No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. The Merger Consideration, when paid in accordance with the terms of this ARTICLE I, upon the surrender of the Certificates (or upon receipt, in the case of the Book-Entry Shares), shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock previously evidenced by such Certificates (or Book-Entry Shares). No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Closing Date shall be paid to the holder of any shares of Company Common Stock that were outstanding prior to the Effective Time (including, for the avoidance of doubt, the holder of any unsurrendered Certificates or Book-Entry Shares). After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE I.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Company Shareholders on the first anniversary of the Effective Time shall be delivered to Parent (or its designee), upon written demand, and any Company Shareholder who has not theretofore complied with this ARTICLE I shall thereafter look only to Parent (or its designee) for payment of its claim for the Merger Consideration (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon surrender of their Certificate or Book-Entry Shares. To the fullest extent permitted by Law, any amounts remaining unclaimed by holders of any such Certificates or Book-Entry Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity, will become the property of Parent, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(e)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any cash from the Exchange Fund (including any amounts delivered to Parent (or its designee) in accordance with Section 1.11(d)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, to the extent reasonably required by Parent, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered as provided in this ARTICLE I.

(g)    Investment. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed in writing by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent; provided that no losses on any investment made pursuant to this Section 1.11(g) shall affect the Merger Consideration payable to Company Shareholders entitled to receive such consideration, and, following any such losses, Parent shall promptly provide (or shall cause to be provided) additional funds to the Exchange Agent for the benefit of Company Shareholders entitled to receive such consideration in the amount of any such losses.

(h)    Withholdings. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable to any Company Shareholder and any holder of Company Share Awards or Class B Units pursuant to this ARTICLE I such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. Any amount properly deducted or withheld pursuant to this Section 1.11(h) shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or holder of Company Share Awards or Class B Units in respect of which such deduction or withholding was made. Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as applicable, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.

Section 1.12    Company Share Awards; Class B Units.

(a)    Company Options. Each option to purchase shares of Company Common Stock granted under the Company Stock Incentive Plan that is outstanding immediately prior to the Effective Time (each, a “Company Option”), whether or not then vested and exercisable, shall, in the manner contemplated by Section 1.12(d), immediately prior to the Effective Time, and without any action on the part of any holder of a Company Option, become fully vested and exercisable and, with respect to all outstanding Company Options:

(i)    to the extent not exercised prior to the Effective Time, each such Company Option for which the per share Merger Consideration exceeds the exercise price per share shall be canceled at the Effective Time and, in exchange therefor, the holder of such Company Option shall be entitled to receive an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (1) the excess, if any, of the per share Merger Consideration over the exercise price per share of such Company Option and (2) the number of shares of Company Common Stock subject to such Company Option; and

(ii)    each Company Option that is outstanding immediately prior to the Effective Time for which the per share Merger Consideration does not exceed the exercise price per share shall be cancelled without any payment being made in respect thereof.

(b)    Company Performance Share Awards. Each performance share award granted under the Company Stock Incentive Plan that is outstanding as of immediately prior to the Effective Time (each, a “Company Performance Share Award”) shall, in the manner contemplated by Section 1.12(d), immediately prior to the Effective Time, and without any action on the part of any holder of a Company Performance Share Award, automatically become fully vested and free of any forfeiture restrictions and shall be converted into the right to receive an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the number of shares of Company Common Stock subject to the Company Performance Share Award, and (ii) the Merger Consideration.

(c)    Company Restricted Share Awards. Each award of restricted shares of Company Common Stock granted under the Company Stock Incentive Plan that is outstanding as of immediately prior to the Effective Time (each, a “Company Restricted Share Award” and together with the Company Options and Company Performance Share Awards, the “Company Share Awards”) shall, in the manner contemplated by Section 1.12(d), immediately prior to the Effective Time, and without any action on the part of any holder of a Company Restricted Share Award, automatically become fully vested and free of any forfeiture restrictions and shall be converted into the right to receive an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the number of shares of Company Common Stock subject to the Company Restricted Share Award and (ii) the Merger Consideration.

(d)    Termination of the Company Stock Incentive Plan and Company Award Agreements. As soon as practicable following the date of this Agreement, but in any event prior to the Effective Time, the Company, the Company’s Board of Directors or the compensation committee of the Company’s Board of Directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary in accordance with applicable Law and, as applicable, the Company Stock Incentive Plan and each agreement evidencing a grant of Company Share Awards (a “Company Award Agreement”) (including obtaining necessary consents or amendments) to (i) effectuate the provisions of this Section 1.12 and (ii) terminate, upon the Effective Time, the Company Stock Incentive Plan and each Company Award Agreement.

(e)    Conversion of Class B Units. Each Class B Unit (as defined in the Second Amended and Restated Limited Liability Company Agreement of J. Alexander’s Holdings, LLC, dated as of September 28, 2015 (the “LLC Agreement”)) of J. Alexander’s Holdings, LLC (“JAX LLC”), outstanding prior to the Effective Time shall at the Effective Time and immediately prior to the conversion of Company Common Stock into the Merger Consideration pursuant to Section 1.8(c), in the manner contemplated by Section 1.12(f), become vested one hundred percent (100%), in accordance with the terms of the LLC Agreement and the related Unit Grant Agreements, and, with respect to all Class B Units:

(i)    to the extent not exchanged prior to the Effective Time, each such vested Class B Unit shall be exchanged for Company Common Stock, to the extent eligible therefor, in accordance with the calculation set forth on Annex B hereto and pursuant to the terms of the LLC Agreement (the “Exchange”), immediately prior to the Effective Time and, in connection therewith, the holder of such Class B Unit shall be entitled to receive an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the per share Merger Consideration multiplied by the number of shares of Company Common Stock issued (or issuable) to such holder of Class B Units in the Exchange and such Company Common Stock shall not be required to be represented by certificates or by book-entry form and shall be deemed converted into the right to receive the amount in cash calculated pursuant to this Section 1.12(e); and

(ii)    each Class B Unit, if any, that is outstanding immediately prior to the Effective Time which is not eligible to be exchanged for shares of Company Common Stock pursuant to the terms of the LLC Agreement shall be cancelled without any payment being made in respect thereof.

(f)    Termination of Unit Grant Agreements. As soon as practicable following the date of this Agreement, but in any event prior to the Effective Time, the Company, the Company’s Board of Directors or the compensation committee of the Company’s Board of Directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary in accordance with applicable Law and, as applicable, the LLC Agreement and each agreement evidencing a grant of Class B Units (a “Unit Grant Agreement”) (including obtaining necessary consents or amendments) to (i) effectuate the provisions of this Section 1.12 and (ii) terminate, upon the Effective Time, each Unit Grant Agreement, such that, assuming the satisfaction of the provisions of Section 1.12(e), at the Effective Time and upon the payments contemplated hereunder, other than any distribution to pay Taxes from JAX LLC in the manner set forth below, no Person shall have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest from or of the Company, the Subsidiaries or the Surviving Corporation, except as expressly set forth herein. Notwithstanding any provision to the contrary, the Company will, and Parent will cause the Company to, pay to the holders of Class B Units additional cash amounts to pay Taxes after the Effective Time, which amounts shall be calculated in accordance with the terms and provisions of the LLC Agreement, to the extent they are allocated taxable income by JAX LLC, regardless of whether the LLC Agreement provides for such distributions after the termination of the Unit Grant Agreements. To the extent that JAX LLC is permitted to file state level composite income tax returns and has filed such state level composite income tax returns in previous years (that include information on the holders of Class B Units), the Company will, and Parent will cause the Company to, timely file such state composite tax returns and fund any related tax liabilities for the year that includes and ends on the Closing Date. Additionally, the Company will, and Parent will cause the Company to, provide all necessary documentation (including but not limited to taxable income partner allocations, IRS Form K-1s and any corresponding state, or local forms) for any applicable federal, state or local tax jurisdiction related to the tax period that includes and ends on the Closing Date to the holders of Class B Units in a timely manner in order to allow such holders of Class B Units to file any required individual tax returns by the applicable due dates of such returns. Parent shall cause JAX LLC to prepare and timely file all income Tax Returns of JAX LLC that initially become due after the Closing Date (a “Parent Prepared Tax Return”). Allocations of the income, gain, profit, loss and deduction of JAX LLC for federal income tax purposes (and any corresponding state and local income tax purposes) for the taxable period in which the Closing occurs shall be made by applying the interim closing method and calendar day convention under Treasury Regulations Section 1.706-4 as of the Effective Time on the Closing Date. To the extent that a Parent Prepared Tax Return relates to a taxable period (or portion thereof) ending on or before the Closing Date, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods, unless Parent determines that a different procedure, practice or accounting method is required by applicable Law (including a change in applicable Law).

(g)    Payment Procedures. At the Closing, Parent will deposit (or cause to be deposited or maintained) with the Company, by wire transfer of immediately available funds (if applicable), the aggregate amounts payable pursuant to this Section 1.12. As soon as practicable after the Effective Time but in any event no later than five (5) Business Days following the Effective Time, the applicable holders of Company Share Awards and Class B Units will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Share Awards and Class B Units that are cancelled and converted pursuant to this Section 1.12, net of any required withholding of Taxes; provided, that if any payment owed to a holder of Company Share Awards or Class B Units pursuant to Section 1.12 cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will, (i) by wire transfer or direct deposit, or (ii) by a check sent by overnight courier to such holder (at the address for such holder in the Company’s payroll system) promptly following the Closing Date (but in no event later than the date on which such payment otherwise would have been made through the Surviving Corporation’s payroll system or payroll provider), provide such payment owed to such holder, net of any required withholding of Taxes.

(h)    Section 409A Matters. Notwithstanding any other provision of this Agreement, to the extent that any of the Company Share Awards constitute nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated by this Section 1.12 shall be paid in accordance with the applicable award’s terms (including any applicable deferral election) and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code, including Section 1.409A-3(j)(4) of the Treasury Regulations.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC pursuant to the Exchange Act and the Securities Act (together with all documents filed or furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein) on or after January 1, 2018, and publicly available prior to the date of this Agreement (collectively, the “Company SEC Disclosure”) (but excluding any disclosures set forth under the headings “Risk Factors,” “Forward-looking Statements” and any other disclosures in any section contained or referenced in any such Company SEC Disclosure relating to any information, forward-looking statements or factors or risks that are predictive, cautionary or forward-looking in nature), provided, that nothing disclosed in any Company SEC Disclosure shall be deemed to qualify or modify the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.20, 2.21 or 2.22, or (y) set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Schedule to which the relevance of such disclosure is reasonably apparent on its face and that the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect or that such item did not arise in the Ordinary Course of Business, or rise to any particular threshold, or of any non-compliance with, or violation or breach of, any Contract, any other third party rights (including any Intellectual Property rights) or any Laws or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1    Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business, and is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Amended and Restated Charter of the Company and the Articles of Correction thereto (the “Company Charter”) and the Amended and Restated Bylaws of the Company, as amended (the “Company Bylaws”), as delivered or made available to Parent, are true, complete and correct copies of such documents as in effect and as amended as of the date of this Agreement. The Company Charter and the Company Bylaws are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws. The Company has made available to Parent true, complete and correct copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries, in each case as amended as of the date of this Agreement. Such organizational documents are in full force and effect, and none of the Company’s Subsidiaries is in violation in any material respect of any of the terms of its organizational documents.

Section 2.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (the “Company Preferred Stock”). As of July 2, 2021 (the “Capitalization Date”), (i) 15,090,077 shares of Company Common Stock (which number, for the avoidance of doubt, includes the shares described in clauses (iii), (iv) and (vi) below) were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,739,250 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (iii) 52,500 shares with respect to Company Performance Share Awards were outstanding, (iv) 281,003 shares with respect to Company Restricted Share Awards were outstanding, (v) 311,750 shares of Company Common Stock remained available for future issuances under the Company Stock Incentive Plan, and (vi) no shares of Company Common Stock were owned by the Company as treasury stock. Upon the exchange of all of the issued and outstanding Class B Units for shares of Company Common Stock immediately prior to the Effective Time in accordance with Section 1.12(e), the holders of the Class B Units will be entitled to receive, in the aggregate, 116,860 shares of Company Common Stock in accordance with the calculation set forth on Annex B hereto prior to receiving an amount in cash in lieu of such shares of Company Common Stock pursuant to Section 1.12(e). All outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock that may be issued pursuant to the Company Stock Incentive Plan or upon the exchange of Class B Units will be, when issued in accordance with the respective terms thereof and hereof, duly authorized and validly issued and are (or, in the case of shares of Company Common Stock that have not yet been issued, will be) fully paid and nonassessable and are not subject to preemptive rights. Each Company Share Award has been granted in compliance in all material respects with applicable Law, the terms of the Company Stock Incentive Plan and pursuant, in all material respects, to the applicable Company Award Agreement, respectively, and true, complete and correct copies of all forms of Company Award Agreement pursuant to which Company Share Awards have been granted have been made available to Parent. No Subsidiary of the Company owns any shares of Company Common Stock.

(b)    Included in Section 2.2(b) of the Company Disclosure Schedule is a true, complete and correct list, as of the date hereof, of each outstanding Company Share Award and Class B Unit, the number of shares of Company Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof.

(c)    Except as set forth above or in Section 2.2(c) of the Company Disclosure Schedule, and except for changes since the Capitalization Date resulting from the exercise or vesting of Company Share Awards outstanding on the Capitalization Date in accordance with their terms or the conversion of Class B Units outstanding on the Capitalization Date in accordance with the LLC Agreement, there are not outstanding or authorized any shares of Company Common Stock or other shares of capital stock, equity interests or other securities of the Company or any of its Subsidiaries convertible into or exchange for shares of Company Common Stock or other shares of capital stock, equity interests or other securities of the Company or its Subsidiaries or subscriptions, securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, equity interests or other securities of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any Subsidiary to make any payment based on or resulting from the value or price of Company Common Stock or of any such subscription, security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Company Common Stock in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise of Company Options or the vesting of Company Performance Share Awards or Company Restricted Share Awards, (iii) forfeitures of Company Share Awards and (iv) the conversion of the Class B Units into shares of Company Common Stock in accordance with the LLC Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other shares of capital stock, equity interests or other securities of the Company or any of its Subsidiaries. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, there are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any of its Subsidiaries, or any part thereof. Each Company Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of grant and does not trigger any material liability for the holder thereof under Section 409A of the Code. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, there are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company. There are no bonds, debentures, notes or other indebtedness or other securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Shareholders may vote (whether together with the Company Shareholders or as a separate class). Neither the Company nor any Subsidiary of the Company is party to or bound by any voting agreement or similar Contract, arrangement or understanding with respect to any securities of the Company or any Subsidiary of the Company or which restricts the transfer of such securities. To the Knowledge of the Company, other than the Voting Agreements, as of the date hereof, there are no third party Contracts, agreements or understandings with respect to the voting of any securities of the Company or any Subsidiary of the Company.

(d)    Section 2.2(d) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company and, for each such Subsidiary, its state of formation or incorporation, form of organization, each jurisdiction in which such Subsidiary is qualified or licensed to do business and each holder of (and the percentage held by each such holder of) the outstanding capital stock of, or equity interests or other securities in, each such Subsidiary.

(e)    Except as set forth in Section 2.2(d) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, equity interest or other security in any Person (other than its Subsidiaries identified on Section 2.2(d) of the Company Disclosure Schedule), or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is the Company or any of its Subsidiaries under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligations of, any Person for purposes of a joint venture or similar transaction (other than the Company or its Subsidiaries). Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights and, except with respect to JAX LLC for the Class B Units outstanding on the date hereof, all of the Subsidiaries of the Company are, directly or indirectly, wholly owned by the Company, and neither the Company nor any Subsidiary is a party to a joint venture, partnership or similar arrangement with any third party. Neither the Company nor any Subsidiary is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any securities of the Company or any Subsidiary of the Company under the Securities Act.

(f)    All dividends or other distributions on the Company Common Stock or Company Preferred Stock that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 2.3    Corporate Power and Authorization.

(a)    The Company has all necessary corporate power and authority to execute and deliver the Merger Agreement, to carry out its obligations under the Merger Agreement and, subject only to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (collectively, the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the transactions, subject, in the case of the Merger, to obtaining the Company Shareholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with the TBCA. The Merger Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

(b)    The Company’s Board of Directors, at a meeting duly called and held or in a written consent in lieu thereof (as applicable), has adopted resolutions (i) declaring it advisable for the Company to enter into this Agreement, (ii) approving the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, (iii) directing that the adoption of this Agreement be submitted to the holders of Company Common Stock for consideration and (iv) recommending, subject to the ability of the Company’s Board of Directors to make a Recommendation Withdrawal pursuant to and in accordance with Section 5.2(d), that the Company Shareholders approve this Agreement in accordance with the TBCA (such recommendation, the “Company Board Recommendation”). Subject to the ability of the Company’s Board of Directors to make a Recommendation Withdrawal pursuant to and in accordance with Section 5.2(d), the Company Board Recommendation remains in effect and has not been rescinded, modified or withdrawn.

Section 2.4    No Conflicts. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate any provision of the Company Charter, Company Bylaws or the LLC Agreement, (ii) conflict with or violate any provision of any of the organizational documents of any of the Company’s Subsidiaries, or, (iii) assuming that the authorizations, consents and approvals referred to in Section 2.5 and the Company Shareholder Approval are duly obtained (in the case of the Company Shareholder Approval, in accordance with the TBCA), (x) violate, breach, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to the termination of or a right of termination or cancellation under, require consent or notice under, accelerate the performance required by, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets owned or operated by the Company or any of its Subsidiaries under, any note, bond, debenture, mortgage, indenture, deed of trust, license (excluding the Liquor Licenses or other Company Permits), lease (including the Leases), contract, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (y) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iii), any such violation, breach, conflict, loss, default, termination, cancellation, acceleration, right or Lien that does not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.5    Governmental Approvals. Except as set forth in Section 2.5 of the Company Disclosure Schedule and other than in connection with or in compliance with (a) the TBCA, (b) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (c) the Securities Act of 1933, as amended (the “Securities Act”), (d) any other applicable federal or state securities Laws or “blue sky” Laws, (e) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (f) the rules and regulations of the New York Stock Exchange (the “NYSE”), or (g) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity, the failure of which to obtain or make does not have and would not reasonably be expected to have a Company Material Adverse Effect, no Consents of, or Filings with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority, domestic or foreign (including any applicable stock exchange) (each a “Governmental Entity”), are necessary in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger or the other transactions contemplated hereby.

Section 2.6    Company SEC Filings; Financial Statements; Controls.

(a)    Except as set forth in Section 2.6(a) of the Company Disclosure Schedule, the Company has timely filed all material reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 2018 (collectively, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. The Company SEC Documents, as amended, complied as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnishing dates (in the case of all other Company SEC Documents), and each of the Company SEC Documents filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the requirements of applicable Law, including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including its rules and regulations, “SOX”), as the case may be, applicable to such Company SEC Document, and none of the Company SEC Documents as of such respective dates or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the Company’s Knowledge, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b)    The consolidated financial statements (including all related notes and schedules thereto) of the Company (the “Company SEC Financial Statements”) included in the Company SEC Documents (if amended, as of the date of the last such amendment) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes and schedules thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments, none of which would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, and to the absence of information or notes not required by GAAP to be included in interim financial statements as permitted by the SEC).

(c)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or any Company SEC Documents.

(d)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, in each case, with respect to the Company SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(e)    The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management or the Company’s Board of Directors and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(f)    Since January 1, 2018, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has received any complaints from any source, including from employees of the Company or its Subsidiaries, regarding (i) a material violation of accounting procedures, internal accounting controls or auditing matters, regarding questionable accounting or auditing compliance matters, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.

(g)    The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated by the SEC under the Exchange Act) and such disclosure controls and procedures are reasonably designed to ensure that information (both financial and non-financial) relating to the Company and the Subsidiaries of the Company required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities during the periods in which the periodic reports required under the Exchange Act are being prepared. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended January 3, 2021, and no significant deficiency or material weakness was identified.

(h)    The Company is in compliance in all material respects with (i) all applicable rules and all current listing and corporate governance requirements of the NYSE, and (ii) all applicable rules, regulations and requirements of SOX and the SEC.

(i)    Except as set forth in Section 2.6(i) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has applied for, accepted or availed itself of any government grants, loans or other benefits or relief related to COVID-19, including (i) any loan pursuant to the Paycheck Protection Program, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the Coronavirus Aid, Relief and Economic Security Act or (iii) any loan or funds under a similar Law enacted by a Governmental Entity in any state, local, or foreign jurisdictions in response to COVID-19.

Section 2.7    No Undisclosed Liabilities. Except as disclosed on Section 2.7 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of a nature required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or the notes thereto, other than liabilities or obligations (a) as and to the extent reflected or reserved against in the Company’s audited consolidated balance sheet as of January 3, 2021, included in the Company SEC Documents or in the notes thereto, (b) that were incurred since January 3, 2021, in the Ordinary Course of Business, (c) arising pursuant to this Agreement or incurred in connection with the Merger or (d) that, individually and in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.8    Labor Matters.

(a)    Since January 1, 2018, (i) neither the Company nor any of its Subsidiaries is or has been a party to any collective bargaining agreement, labor union contract, trade union agreement, or any other labor-related agreements with any labor union, labor organization or works council (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are or have been represented by any labor union, labor organization or works council in connection with their employment with the Company or any Subsidiary, (iii) to the Company’s Knowledge, there currently are no, and there have not been any, activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries, (iv) no Collective Bargaining Agreement is being or has been negotiated by the Company or any of its Subsidiaries, and (v) there currently is no, and there has not been any, picketing, strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened that may materially interfere with the respective business activities of the Company or any of its Subsidiaries.

(b)    Except as set forth in Section 2.8(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with applicable Laws and Orders with respect to hiring, employment, and termination of employment (including but not limited to applicable Laws regarding wage and hour requirements, tips, minimum wage and overtime pay, correct classification of independent contractors and of employees as exempt and non-exempt, unfair labor practices, work authorization status, immigration, discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, sick pay (including COVID-19-related sick pay), terms and conditions of employment, employee health and safety, collective bargaining and the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” law), except where the failure to comply does not and would not reasonably be expected to have a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN or its state equivalent(s)) or other reductions in force that would trigger federal, state or local notice obligations with respect to the Company or any of its Subsidiaries since January 1, 2018. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) there is no Proceeding based on, arising out of, in connection with, or otherwise relating to the employment, termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual now pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, before any Governmental Entity or regulatory authority, and (ii) there is no complaint, charge, claim or proceeding before any Governmental Entity or regulatory authority with respect to a violation of any occupational safety or health standards that is now pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(c)    Except as set forth in Section 2.8(c) of the Company Disclosure Schedule, or as do not and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits or social security benefits for employees (other than routine payments to be made in the Ordinary Course of Business).

Section 2.9    Absence of Certain Changes or Events. Since April 4, 2021, except (a) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement or as set forth in Section 2.9 of the Company Disclosure Schedule, (b) in connection with modifications, suspensions or alterations of operations resulting from, or determined by the Company and its Subsidiaries to be advisable in response to, COVID-19 and COVID-19 Measures, and (c) for liabilities or obligations incurred in connection with this Agreement and the Merger, (i) there has not been any event, change, development, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the Ordinary Course of Business and (iii) neither the Company nor any of its Subsidiaries has taken any action described in Section 4.1(b) that, if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent, would violate such provision.

Section 2.10    Permits; Compliance with Laws.

(a)    The Company and its Subsidiaries have all licenses (including Liquor Licenses), authorizations, permits, certificates, registrations, Consents, Filings, franchises, variances, exemptions, orders and approvals from Governmental Entities required to carry on their business and to use their properties and assets, in each case, as conducted on the date of this Agreement (the “Company Permits”), except for such Company Permits the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are, and have been since January 1, 2018, in compliance with the terms of the Company Permits, except where any failure to be in such compliance does not have and would not reasonably be expected to have a Company Material Adverse Effect. Section 2.10(a) of the Company Disclosure Schedule sets forth a list as of the date hereof of all Liquor Licenses held or used by the Company or any of its Subsidiaries in connection with the operation of each restaurant operated by the Company or any of its Subsidiaries, along with the name and street, city and state address of each such restaurant, the holder of record or other responsible person identified on the Liquor License, and the expiration date of each such Liquor License. All of the Company Permits are in full force and effect in accordance with their terms and, to the Knowledge of the Company, there is no Proceeding pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Company Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Other than those violations or allegations that, individually and in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect or as set forth in Section 2.10(b) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are not in violation of, and since January 1, 2018, have not violated, any Laws and Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them and (ii) neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2018, from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any Law (except for violations that have been resolved).

Section 2.11    Litigation.

(a)    Except as set forth on Section 2.11(a) of the Company Disclosure Schedule, as of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Company or any of its Subsidiaries) before any Governmental Entity (other than insurance claims litigation or arbitration arising in the Ordinary Course of Business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect.

(b)    Section 2.11(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (i) all settlement agreements relating to any Proceeding or threatened Proceeding pursuant to which the Company or any of its Subsidiaries has any material outstanding obligations and (ii) any Order outstanding against the Company or any of its Subsidiaries which has a material effect on the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

Section 2.12    Taxes. Except as set forth on Section 2.12 of the Company Disclosure Schedule and for such matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)    All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly and timely filed (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true and complete.

(b)    The Company and each of its Subsidiaries have duly and timely paid or have duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (A) where payment is not yet due, have established an adequate accrual in accordance with GAAP or (B) where payment is being contested in good faith pursuant to appropriate procedures, have established an adequate reserve in accordance with GAAP, in each case for all Taxes reflected in the most recent financial statements contained in the Company SEC Documents.

(c)    There is no (i) Proceeding pending, or threatened in writing and received by the Company or its Subsidiaries, against or with respect to the Company or any of its Subsidiaries in respect of any Tax, (ii) claim for Taxes being asserted or assessed against the Company or any of its Subsidiaries by any Taxing Authority that has not been fully paid or otherwise fully resolved, (iii) extension of any statute of limitations on the assessment of any amount of Taxes granted by the Company or any of its Subsidiaries currently in effect (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), or (iv) agreement with a Taxing Authority to any extension of time for filing any Tax Return which has not been filed.

(d)    None of the Company, any of its Subsidiaries or the Surviving Corporation will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date or (iv) the application of Treasury Regulation Section 1.1502-13 (or any similar provision of state, local or foreign Tax Law), to include any item of income in or exclude any item of deduction from taxable income for any Tax period ending after the Closing Date.

(e)    The U.S. federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended 2015 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(f)    There are no material Liens on any of the assets, rights or properties of the Company or any of its Subsidiaries with respect to Taxes, other than Permitted Liens.

(g)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)    Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (A) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (B) a party to a Tax sharing, Tax indemnity or Tax allocation agreement, other than (1) such agreements with customers, vendors, lessors, or the like entered into the Ordinary Course of Business and other customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes, or (2) agreements exclusively between or among the Company and its Subsidiaries.

(i)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2).

(j)    No indemnification is required (or is reasonably expected to be required) by the Company as the result of the consummation of the Merger or the other transactions contemplated hereby pursuant to that certain Tax Matters Agreement, dated September 16, 2015, by and between Fidelity National Financial, Inc., and the Company.

Section 2.13    Employee Benefit Plans and Related Matters; ERISA.

(a)    Section 2.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each current Company Benefit Plan. With respect to each current Company Benefit Plan, the Company has made available to Parent a true and complete copy of such written Company Benefit Plan, and, to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent trust reports for both ERISA funding and financial statement purposes, if applicable, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely), (v) all material current summary plan descriptions, summaries of material modifications, summaries of benefits and coverage (to the extent applicable), and (vi) all material written correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Company Benefit Plan. “Company Benefit Plan” means any employee benefit plan, program, policy or contract (including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, and each other pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock bonus, stock appreciation, stock purchase, stock ownership, restricted stock, restricted stock unit, stock option or other equity-based (whether real or phantom), employment, vacation, holiday, sick leave, welfare benefit, paid time off, leave of absence, tax gross up, disability, death benefit, cafeteria, hospitalization, material fringe benefit, medical, dental, vision, life or other insurance, termination, retention, change in control or severance plan, program, policy or contract) that provides compensation or other benefits to any current or former employee or director of the Company or any of its Subsidiaries, that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material obligation or material liability, contingent or otherwise.

(b)    Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS (or opinion or advisory letter upon which the Company is entitled to rely) that the Company Benefit Plan is so qualified, and, to the Company’s Knowledge, there are no existing circumstances or any events that, individually or in the aggregate, would reasonably be expected to result in the loss of the qualified status of any such plan. Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. All contributions or other amounts which the Company was required to make to Company Benefit Plans on or prior to the Closing Date have been paid, or accrued, except where any failure to do so would not reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time, except where any failure would not reasonably be expected to have a Company Material Adverse Effect.

(c)    Neither the Company nor any ERISA Affiliate has in the last six (6) years sponsored, maintained, contributed to, been obligated to contribute to or otherwise had any liability with respect to an employee pension benefit plan that is subject to Title IV of ERISA, and no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Company’s Knowledge, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability (exclusive of the liability to pay insurance premiums to the Pension Benefit Guaranty Corporation under Title IV of ERISA). As used in this Agreement, “ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Company or any of its Subsidiaries, as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

(d)    There are no pending actions or claims, or actions or claims threatened in writing, with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as, individually and in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

(e)    Neither the Company nor any ERISA Affiliate has in the last six (6) years sponsored, maintained, contributed to, been obligated to contribute to or otherwise had any liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)    Except as set forth in Section 2.13(f) of the Company Disclosure Schedule, no Company Benefit Plan provides for or promises medical, surgical, hospitalization, death, disability, life insurance or similar benefits coverage (whether or not insured) for current or former employees, officers, service providers or directors of the Company or its Subsidiaries for periods extending beyond their retirement, other than coverage mandated by applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations issued thereunder, provided at the covered individual’s expense.

(g)    Except as provided in Section 1.12 and Section 5.5, as set forth in Section 2.13(g) of the Company Disclosure Schedule or as required by applicable Law, the consummation of the Merger and the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay or any similar payment, or any material increase in severance pay, (ii) result in any payment becoming due, accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such director, officer or employee, (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan at or following the Effective Time. Except as set forth in Section 2.13(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any of its Subsidiaries to be non-deductible (in whole or in part) under Section 280G of the Code. Except as set forth in Section 2.13(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for any Taxes payable pursuant to Section 409A of the Code.

(h)    Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Benefit Plan.

(i)    Except as would not reasonably be expected to have a Company Material Adverse Effect, no event has occurred, and, to the Knowledge of the Company, no conditions or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries or a Company Benefit Plan to penalties, excise taxes or assessments under Sections 4980B, 4980D or 4980H of the Code, any penalties for violation of reporting requirements under Sections 6055 or 6056 of the Code or any provision of the Patient Protection and the Affordable Care Act, Pub. L. No. 111-148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (and the regulations and other guidance issued thereunder), including any failure to provide a Summary of Benefits and Coverage as required by applicable Law.

Section 2.14    Material Contracts.

(a)    For purposes of this Agreement, a “Company Material Contract” shall mean any Contract to which the Company or any of its Subsidiaries is a party:

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)    that contains (A) any exclusivity provision, (B) any right to develop or operate a business under any of the Company’s or any of its Subsidiaries’ brands, or (C) any covenant that limits, curtails or restricts (x) in a material way the ability of the Company or any of its Subsidiaries or in any way any of their respective Affiliates to compete in any line of business, in any geographic location or with any Person, (y) the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services or (z) the types of products or services that the Company or any of its Subsidiaries may sell or deliver, in each case other than any such Contracts (1) that may be cancelled without material liability to the Company or its Subsidiaries upon notice of thirty (30) days or less, (2) for leased real property containing customary restrictions on the use of such leased real property or (3) that are not material to the Company and its Subsidiaries, taken as a whole;

(iii)    relating to the acquisition, development, operation, management, marketing or sale of a restaurant owned or operated by the Company or any of its Subsidiaries that involves aggregate payments or value to or by the Company or any of its Subsidiaries in excess of $500,000 in any twelve (12) month period after the Closing Date which is not terminable on ninety (90) days’ or less notice without liability for any penalty or payment;

(iv)    (A) that was entered into after January 1, 2018, or under which the Company or any of its Subsidiaries has any remaining material obligations, in each case, relating to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of properties, assets or businesses (whether by merger, purchase or sale of stock or assets or otherwise) with a fair market value in excess of $1,500,000, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise for an amount in excess, in the aggregate, of $1,500,000, other than in the Subsidiaries of the Company;

(v)    that was entered into after January 1, 2018, or under which the Company or any of its Subsidiaries has any remaining material obligations, in each case, relating to the acquisition or disposition of any real property;

(vi)    that relates to an acquisition, divestiture, merger or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $1,000,000;

(vii)    that relates to the formation, creation, operation, management or control of any legal partnership, strategic alliance or joint venture entity, or that involves a sharing of the Company’s, its Subsidiaries’ or any other Person’s revenues, profits, losses, costs or liabilities;

(viii)    that involves or relates to indebtedness (including any guarantee thereto), other than intercompany indebtedness, for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the Ordinary Course of Business or in a principal amount in excess of $500,000;

(ix)    that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement (other than any Lease or construction contract) that creates or grants a Lien on any material property or asset of the Company or any of its Subsidiaries, in each case involving annual payments of more than $500,000;

(x)    that is a settlement, conciliation or similar agreement (x) with any Governmental Entity that imposes on the Company any material obligations after the date of this Agreement, or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $250,000 after the date of this Agreement;

(xi)    that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000, and which is not terminable on ninety (90) days’ or less notice without liability for any penalty or payment;

(xii)    with any of the Company’s directors or executive officers (including employment, severance and salary continuation agreements), five percent or greater shareholders of the Company or any of their respective Affiliates (other than the Company or any of its Subsidiaries) or immediate family members of any of the foregoing, or that is required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(xiii)    that obligates the Company or any of its Subsidiaries to indemnify, hold harmless or advance expenses to any current or former director, officer, manager, trustee, employee or agent of the Company or any of its Subsidiaries;

(xiv)    with any labor union, including any Collective Bargaining Agreement;

(xv)    that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire (or agreed to cause any other Person not to acquire) assets or securities of a Person;

(xvi)    that is a Contract that expressly restricts or limits the payment of dividends or other distributions on equity securities;

(xvii)    relating to any material swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection;

(xviii)    that, to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, grants any right of first refusal or first negotiation to any third party;

(xix)    that relates to the employment of any individual on a full-time or part-time, consulting or other basis providing annual compensation in excess of $150,000;

(xx)    that (A) by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries, of more than $1,000,000 in any 12-month period, except for any such Contract (x) that is a lease of real property, (y) that is an insurance policy of the Company entered into in the Ordinary Course of Business or (z) to purchase inventory and other products for immediate consumption to be used in the Ordinary Course of Business, or (B) is between the Company or its Subsidiaries and any of the Material Suppliers;

(xxi)    that contains a license granted by a third Person to the Company or any of its Subsidiaries of any material Intellectual Property (other than in-licenses of commercially available, off-the-shelf or “click wrap” software);

(xxii)    that contains a license granted by the Company or any of its Subsidiaries to a third Person, pursuant to which such third Person is authorized to use any material Company or Subsidiary-owned Intellectual Property (other than customary licensing of Intellectual Property for limited use by vendors for the purpose of facilitating the sale and marketing of goods and services of the Company and its Subsidiaries entered into in the Ordinary Course of Business);

(xxiii)    that is with any Governmental Entity;

(xxiv)    that the termination or breach of which would have a Company Material Adverse Effect, and is not disclosed pursuant to clauses (i) through (xxiii) above; or

(xxv)    that contains a commitment or agreement to enter into any of the foregoing.

(b)    Section 2.14(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Company Material Contracts have been (i) publicly filed with the SEC or (ii) made available to Parent, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(c)    Assuming the due power and authority of, and due execution and delivery by, each counterparty to each Company Material Contract, each Company Material Contract is (i) a valid and binding obligation of the Company or its Subsidiary party thereto and enforceable against the Company or its Subsidiary party thereto in accordance with its terms (except that (x) such enforcement may be subject to the Bankruptcy and Equity Exception and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought) and, to the Company’s Knowledge, each other party thereto and (ii) in full force and effect, except in the case of clauses (i) and (ii) above, as do not and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has performed its obligations required to be performed by it under each Company Material Contract to which it is a party and no condition exists that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except in each case as do not and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, each other party to each Company Material Contract has performed its obligations required to be performed by it under such Company Material Contract, and no condition exists that, with notice or lapse of time or both, would constitute a default thereunder by any such other party thereto, except in each case as do not and would not reasonably be expected to have a Company Material

Adverse Effect. To the Company’s Knowledge, since January 3, 2021, none of the Company or any of its Subsidiaries has received written notice of any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that do not and would not reasonably be expected to have a Company Material Adverse Effect. No party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to terminate or cancel any Company Material Contract.

Section 2.15    No Franchises. Neither the Company nor any of its Subsidiaries is a party to any franchise agreement, area development agreement, license agreement or similar arrangement licensing or granting contractual licensing rights with respect to the development or operation of a restaurant using the Company’s or its Subsidiaries’ Intellectual Property (collectively, “Franchise Agreements”). Neither the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436, nor any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law (collectively, “Franchise Laws”), is applicable to the current operations of the businesses of the Company and its Subsidiaries.

Section 2.16    Intellectual Property; Software.

(a)    Section 2.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all (i) patents and patent applications, (ii) trademark or service mark applications and registrations, (iii) domain name registrations, and (iv) copyright registrations and applications, in each case, owned or filed by the Company or any of its Subsidiaries, in each case that are material to the business of the Company and used in connection with the business of the Company and its Subsidiaries as currently conducted (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid and continuing license or a valid right to use, all Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted.

(b)    Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business as currently conducted by the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Person’s Intellectual Property, (ii) as of the date of this Agreement, there is no such claim pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, (iii) to the Company’s Knowledge, except as set forth in Section 2.16(b) of the Company Disclosure Schedule, no Person has or is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company, and (iv) no such claims are pending or threatened in writing against any Person by the Company or its Subsidiaries.

(c)    Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps designed to protect and preserve the confidentiality of all material trade secrets and other material confidential information owned by the Company and/or its Subsidiaries.

Section 2.17    Privacy; Data Security.

(a)    Since January 1, 2018, the Company and each of its Subsidiaries has at all times maintained reasonable administrative, technical and physical safeguards designed to (i) protect the security, confidentiality, integrity and availability of Company Information and IT Assets in a manner consistent with applicable industry standard practices; (ii) protect against any anticipated threats or hazards to the security, confidentiality or integrity of Company Information and IT Assets; and (iii) detect and remediate Information Security Incidents. Since January 1, 2018, to the Knowledge of the Company, there has been no material Information Security Incident involving the Company or any of its Subsidiaries or third parties that process Company Information on behalf of Company or its Subsidiaries.

(b)    Since January 1, 2018, each of the Company and its Subsidiaries has at all times implemented and maintained reasonable policies, procedures and technical controls to monitor for, detect and remediate security vulnerabilities and security control deficiencies associated with IT Assets in a timely manner and in accordance with industry standard practices. To the Knowledge of the Company, the Company and each of its Subsidiaries has fully remediated, including necessary compensating controls, any and all material, critical and/or high-risk security vulnerabilities for which the Company or any of its Subsidiaries has become aware.

(c)    Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2018, the Company and each of its Subsidiaries is, and has been at all times, in compliance with all Privacy Laws and Privacy Commitments (collectively, “Privacy Requirements”). Except as do not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, any privacy notices distributed or otherwise made available by the Company or any of its Subsidiaries have at all times complied in all material respects with Privacy Requirements. The Company and each of its Subsidiaries has all rights and permissions necessary to lawfully access, collect, obtain, use, retain, disclose and transfer Personal Information as permitted by the Privacy Requirements. To the Knowledge of the Company, no Person has made any written claim or commenced any Proceeding against the Company or any of its Subsidiaries with respect to any Information Security Incident or actual or alleged violation of a Privacy Requirement.

Section 2.18    Real Properties; Personal Properties.

(a)    Section 2.18(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Owned Real Property, which list includes the address for each parcel of Owned Real Property.

(b)    Section 2.18(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all Leased Real Property, including the address for each parcel of Leased Real Property. The Company has made available to Parent true, complete and correct copies of all Leases.

(c)    Other than the Real Property set forth on Sections 2.18(a) and 2.18(b) of the Company Disclosure Schedule, the Company does not have any direct or indirect interest in real property, whether owned, leased or otherwise. The Real Property set forth on Sections 2.18(a) and 2.18(b) of the Company Disclosure Schedule comprises all of the real property necessary for the Company and its Subsidiaries to operate their businesses in the Ordinary Course of Business.

(d)    Except as set forth in Section 2.18(d) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) the Company and each of its Subsidiaries has good and valid title to, or good and valid leasehold or sublease interests or other comparable contract rights in or relating to, all Real Property free and clear of all Liens, except for Permitted Liens and defects in title, recorded easements, restrictive covenants and similar encumbrances and matters of record that, individually and in the aggregate, do not and would not reasonably be expected to detract from the value of such real property, (ii) the Company and each of its Subsidiaries has, and, to the Knowledge of the Company, the counterparties thereto have, complied with the terms of all Leases and all such Leases are in full force and effect, legal, valid, binding and enforceable in accordance with their terms against the Company or its applicable Subsidiary and, to the Knowledge of the Company, the counterparties thereto, (iii) neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such Lease that remains uncured, (iv) the other party to each Lease is not in any way affiliated with the Company or its Subsidiaries and (v) the Company and its Subsidiaries have not collaterally assigned or granted any security interest in any of the Leases or any interest therein.

(e)    With respect to the Real Property:

(i)    to the Knowledge of the Company, the Real Property and the Company and its Subsidiaries occupancy and use thereof do not violate any applicable Law (including any zoning, building or land use Laws applicable to the Real Property), Order, permit, Lease or Lien, other than those violations that, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(ii)    except as set forth on Section 2.18(e)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries have not leased or licensed any portion of the Owned Real Property or assigned, subleased or licensed any of the Leases for the Leased Real Property or any part, portion or interest thereof, and there are no third parties in possession of all or any portion of the Real Property that are not entitled thereto;

(iii)    there is no condemnation, expropriation, eminent domain action or any other Proceeding of any kind pending or, to the Knowledge of the Company, threatened against the Real Property or any portion thereof;

(iv)    except as set forth on Section 2.18(e)(iv) of the Company Disclosure Schedule, the Owned Real Property is not subject to any right of first refusal, right of first opportunity, purchase option or the like, and neither the Company nor any of its Subsidiaries has entered into any agreement to sell any Owned Real Property or portion thereof; and

(v)    the Company has made available to Parent true, complete and correct copies of the following to the extent in the Company’s possession: (A) all policies of title insurance on the Real Property; and (B) the most recent surveys relating to the Real Property.

(f)    Section 2.18(f) of the Company Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $500,000 relating to personal property used in the business of the Company or any of its Subsidiaries as currently conducted or to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound.

(g)    Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Personal Property Leases that remains uncured and, to the Company’s Knowledge, no other party is currently in default thereof.

(h)    To the Knowledge of the Company, there are no restrictions or limitations on the ability of the Company or its applicable Subsidiaries to transfer, immediately following the Effective Time, good and valid title to the Owned Real Property, free and clear of all Liens (other than Permitted Liens and Liens that will be terminated and released in connection with the payment of amounts in accordance with the Payoff Letters), to an Affiliate of Parent or the Equity Financing Source on the Closing Date.

(i)    Except as set forth in Section 2.18(h) of the Company Disclosure Schedule, the Company or its applicable Subsidiary owns good and marketable title to, or a valid leasehold interest in, all of the tangible personal property necessary to conduct the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens (other than Permitted Liens), and such tangible personal property is in good operating condition and repair (ordinary wear and tear excepted) and suitable for the purposes for which it is currently being used, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 2.19    Environmental Matters. Except as do not and would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate:

(a)    Since January 1, 2018 the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including, but not limited to, obtaining, possessing and complying with all permits, licenses, waivers or other authorizations required for its operations under applicable Environmental Laws (“Environmental Permits”);

(b)    There is no pending or, to the Company’s Knowledge, threatened demand or Proceeding against the Company or any of its Subsidiaries under or pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries has received written notice from any Person, including but not limited to any Governmental Entity, alleging any current or past violation of any applicable Environmental Law or Environmental Permit or otherwise may be liable under any applicable Environmental Law or Environmental Permit, which violation or liability is unresolved. Neither the Company nor any Subsidiary is a party or subject to any administrative or judicial order or decree pursuant to any Environmental Law; and

(c)    Neither the Company nor any of its Subsidiaries has released, spilled or discharged, or caused the release, spill or discharge of, any Hazardous Substances, and with respect to real property that is currently, or, to the Company’s Knowledge, formerly owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances at, on, from or underneath any of such real property that would be reasonably likely to result in a liability or obligation on the part of the Company or any of its Subsidiaries.

The representations and warranties contained in this Section 2.19 constitute the sole and exclusive representations and warranties of the Company regarding compliance with or liability under Environmental Laws.

Section 2.20    Takeover Statutes. Assuming the correctness of the representation of the Parent entities set forth in Section 3.10, no “business combination,” “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar state or federal anti-takeover statute or regulation (including the TBCA) (each a “Takeover Statute”) is applicable to the Company with respect to the Merger, the execution, delivery or performance of this Agreement or the Voting Agreements, the shares of Company Common Stock or the other transactions contemplated hereunder. The Company does not have in effect any “shareholder rights plan,” “poison pill” or similar arrangement that would restrict, prohibit or otherwise affect the consummation of the transactions contemplated hereunder.

Section 2.21    Brokers and Finders’ Fees. Except for the Financial Advisor, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee, commission or reimbursement of expenses from the Company or any of its Subsidiaries in connection with the Merger. The Company has made available to Parent a true, complete and correct copy of the Company’s engagement letter with the Financial Advisor and any other financial advisor currently retained by the Company (and any amendments, modifications and supplements thereto), which letter or letters describe all fees payable to the Financial Advisor or such other financial advisor in connection with the Merger, all agreements under which any such fees or any expenses are payable and all indemnification or other agreements related to the engagement of the Financial Advisor or such other financial advisor.

Section 2.22    Fairness Opinion. The Company’s Board of Directors has received an opinion from the Financial Advisor to the effect that, as of the date of this Agreement and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the Company Shareholders (other than Parent, Merger Sub and any of their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such Company Shareholders (the “Fairness Opinion”). The Company has delivered an accurate and complete copy of such opinion or opinions to Parent solely for informational purposes.

Section 2.23    Suppliers. Section 2.23 of the Company Disclosure Schedule sets forth the ten (10) largest suppliers of the Company for the twelve (12) month period ending on January 3, 2021 (the “Material Suppliers”). To the Company’s Knowledge, since January 3, 2021, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Material Supplier, and neither the Company nor any of its Subsidiaries has received any written communication or notice from any Material Supplier to the effect that any such supplier (a) has changed, modified, amended or reduced, or intends to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner inconsistent with the Ordinary Course of Business, or (b) will fail to perform in any respect, or intends to fail to perform in any respect, its obligations under any of its Contracts with the Company or any of its Subsidiaries, except in each case of (a) and (b), as would not reasonably be expected to interfere materially with the ability of the Company and its Subsidiaries to conduct their businesses as presently conducted.

Section 2.24    Quality and Safety of Food and Beverage Products. Since January 1, 2018, (a) there have been no recalls or withdrawals of any food or beverage product served by the Company, whether ordered by a Governmental Entity or undertaken voluntarily by the Company or any of its Subsidiaries, (b) to the Knowledge of the Company, there have been no enforcement actions or other Proceedings with respect to any food or beverage product served by the Company or its Subsidiaries and (c) to the Knowledge of the Company, none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except in each case of (a), (b) or (c), as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.25    Insurance. Taken as a whole and in all material respects, the insurance policies maintained by the Company or any of its Subsidiaries (the “Policies”) (a) provide coverage for the operations conducted by the Company and its Subsidiaries as of the date of this Agreement of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (b) as of the date of this Agreement, no written notice of cancellation or termination has been received by the Company with respect to any of the Policies and as of the date of this Agreement, the Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of the Policies.

Section 2.26    Affiliate Transactions. Since January 1, 2018, neither the Company nor any of its Subsidiaries has engaged in any transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or a proxy statement pertaining to an annual meeting of shareholders that was not disclosed in the applicable Form 10-K or proxy statement.

Section 2.27    No Other Representations and Warranties. Except for the representations and warranties made by the Company in this ARTICLE II, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, properties, results of operations, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this

ARTICLE II, neither the Company nor any other Person, makes or has made any representation or warranty to either Parent or Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to either Parent or Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the consummation of the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 3.1    Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by management to be conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business, and is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing do not and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company true, complete and correct copies of certificate of formation and limited liability company agreement of Parent and the charter and bylaws of Merger Sub, in each case as amended as of the date of this Agreement.

Section 3.2    Corporate Power and Authorization.

(a)    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub have been duly and validly authorized and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the Merger, to the filing of the Articles of Merger with the Secretary of State of the State of Tennessee in accordance with the TBCA. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by the other parties thereto, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The managing member of Parent has executed a written consent declaring it advisable for Parent to enter into this Agreement and approving this Agreement, the execution, delivery and performance of this Agreement and the consummation by Parent of the Merger and the other transactions contemplated hereby. A direct Subsidiary of Parent, in such Subsidiary’s capacity as the sole shareholder of Merger Sub, has executed a written consent approving the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby. Subject to changes made in connection with Parent’s and Merger Sub’s exercise of their rights to terminate this Agreement in accordance with its terms, such written consents have not been subsequently rescinded, modified or withdrawn.

Section 3.3    No Conflicts. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate the certificate of formation or limited liability company agreement of Parent or the charter or bylaws of Merger Sub or any of their respective Subsidiaries or, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 are duly obtained, (x) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent and Merger Sub under, any Contract to which Parent and Merger Sub or any of their respective Subsidiaries is a party, or by which Parent and Merger Sub or any of their respective properties or assets is bound or affected or (y) conflict with or violate any Laws applicable to either Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (ii), any such violation, conflict, loss, default, right or Lien that does not and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.4    Governmental Approvals. Other than in connection with or in compliance with (i) the TBCA, (ii) the HSR Act or (iii) such other Consents of, or Filings with, any Governmental Entity, the failure of which to obtain or make has not had and would not reasonably be expected to have a Parent Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.5    Information Supplied. The information supplied (or to be supplied) in writing by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not, on the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information in the Proxy Statement supplied in writing by the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.6    Compliance with Laws. Since January 1, 2018, other than violations or allegations that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries (a) have complied in all material respects with all Laws applicable to them and (b) have not received any written communication from a Governmental Entity that alleges that Parent or any of its Subsidiaries is not in compliance with any Law (except for violations that have been resolved).

Section 3.7    Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub or any of its Subsidiaries before any Governmental Entity (other than insurance claims litigation or arbitration arising in the Ordinary Course of Business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against either Parent or Merger Sub or any of their respective Subsidiaries which would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.8    No Parent Vote Required. No vote or other action of the shareholders of Parent or any of its Affiliates is required by Law, the charter or bylaws of Parent or otherwise in order for Parent and Merger Sub to consummate the transactions contemplated herein, including the Merger.

Section 3.9    Equity Commitment Letter; Available Funds.

(a)    Parent has provided to the Company a true and complete copy of the Equity Commitment Letter. The obligation of the Equity Financing Source to fund the commitment under the Equity Commitment Letter is not subject to any condition that is not set forth expressly in the Equity Commitment Letter, and, as of the date of this Agreement, Parent does not have any reason to believe that any of such conditions will not be satisfied or that the funding contemplated by the Equity Commitment Letter will not be available to Parent on the Closing Date. As of the date of this Agreement, the Equity Commitment Letter (i) has not been amended or modified, nor is any amendment or modification contemplated, and the commitment contained in the Equity Commitment Letter has not been withdrawn or rescinded and no such withdrawal or rescission is contemplated, and (ii) is in full force and effect and constitutes the legal, valid and binding obligation of Parent and the Equity Financing Source (subject to the Bankruptcy and Equity Exception). There are no side letters or other contracts, agreements or arrangements related to the Equity Financing that in any way adversely affect the availability of, or modify, add to or supplement the conditions to the funding of, the Equity Financing, other than as expressly set forth in the Equity Commitment Letter.

(b)    Parent and Merger Sub will have at the Effective Time cash sufficient to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Merger Consideration and any other payments contemplated under Section 1.12 and all fees and expenses of Parent and Merger Sub in connection with the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub acknowledge that the obligations of Parent and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s and Merger Sub’s ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement. Upon and immediately following consummation of the transactions contemplated by this Agreement, including after giving effect to the Equity Financing and/or any alternative financing, Parent will not (i) be insolvent or left with unreasonably small capital, (ii) have incurred debts beyond its ability to pay such debts as they mature or (iii) have liabilities (contingent or otherwise) in excess of the reasonable market value of its assets.

Section 3.10    No Ownership of Company Common Stock. None of Parent, Merger Sub or any of their Subsidiaries or Affiliates beneficially owns, directly or indirectly, or is the record holder of, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and none of Parent, Merger Sub or any of their Subsidiaries or Affiliates has any rights to acquire, hold, vote or dispose of any shares of Company Common Stock except pursuant to this Agreement or the Voting Agreements. Other than the Voting Agreements, there are no voting trusts or other agreements or understandings to which Parent, Merger Sub or any of their Subsidiaries or Affiliates is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries. None of Parent, Merger Sub or any of their Subsidiaries or Affiliates, alone or together with any other Person is, nor at any time during the last five (5) years has it been, an “interested shareholder” of the Company under the TBCA.

Section 3.11    Absence of Certain Agreements. Other than the Voting Agreements, there are no Contracts (whether oral or written) or commitments to enter into Contracts (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company’s Board of Directors, on the other hand, as of the date hereof that relate to the Company, any of the Company’s Subsidiaries or the transactions contemplated hereby, including the Merger, or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 3.12    Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, including the Merger, and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with this Agreement and the transactions contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, of which 100 shares are validly issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is as of the date hereof, and at the Effective Time will be, owned by a direct Subsidiary of Parent, except as provided in Section 8.7.

Section 3.13    Brokers. Other than J.P. Morgan Securities LLC and Configure Partners, LLC, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of any of Parent, Merger Sub or any of their respective Affiliates.

Section 3.14    Acknowledgement and Sophistication. Parent and Merger Sub hereby acknowledge and agree that Parent and Merger Sub have reviewed and analyzed this Agreement and the related Tax, business, financial and other consequences hereof and have had sufficient opportunity to have Parent and Merger Sub’s legal counsel and Tax, business and financial advisors review and analyze this Agreement and the related Tax, business, financial and other consequences hereof. Parent and Merger Sub hereby represent and warrant that, except for the representations and warranties expressly set forth in ARTICLE II, Parent and Merger Sub have relied solely upon their own investigation and the advice of their legal counsel and Tax, business and financial advisors with respect to this Agreement and the related Tax, business, financial and other consequences hereof. Parent hereby represents and warrants that Parent is directed by Persons who are sophisticated as contemplated by Rule 506(b)(2)(ii) promulgated under the Securities Act and that Parent has such knowledge and experience in financial and business matters that Parent is capable of evaluating the merits and risks of the transactions contemplated hereby, including the Merger.

Section 3.15    No Other Representations and Warranties; No Reliance.

(a)    No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE II:

(i)    neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)    no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Representatives (or any other Person); and

(iii)    the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)    No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE II, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)    any representation or warranty, express or implied;

(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

(c)    Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE III, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, assets, properties, results of operations, liabilities, condition (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this ARTICLE III, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to any oral or written information furnished or made available to the Company or any of its Affiliates or Representatives in the course of the negotiation of this Agreement or the consummation of the Merger.

ARTICLE IV

CONDUCT OF BUSINESS

Section 4.1    Conduct of Business by the Company.

(a)    From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Section 7.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 4.1(a) of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed, except as otherwise set forth in this Agreement), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business in all material respects and use its commercially reasonably efforts to comply in all material respects with applicable Law and the Company Permits, preserve intact its business organization, preserve its assets, rights and properties in good repair and condition and preserve its goodwill and its relationships with Governmental Entities and other third parties having business dealings with the Company or its Subsidiaries; provided, however, that the failure by the Company or any of its Subsidiaries to take an action because such action is prohibited by any provision of Section 4.1(b) without Parent’s consent shall not constitute a breach under this Section 4.1(a). Notwithstanding anything to the contrary set forth in this Section 4.1(a), the Company and its Subsidiaries may take any actions in response to COVID-19 Measures that the Company reasonably determines are necessary or prudent for it to take and that are substantially consistent with actions taken by similarly situated Persons operating in the upscale casual dining segment of the restaurant industry in the geographic regions in which the affected businesses of the Company or any of its Subsidiaries operate; provided, that, to the extent practicable, the Company shall provide prior notice to and reasonably consult with Parent before taking such actions and, to the extent such actions would otherwise require the prior written consent of the Parent under Section 4.1(b), such actions shall require Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)    Without limiting the generality of the foregoing (except as provided herein), from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity,

(y) as set forth in Section 4.1(b) of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed, except with respect to any consent requested under Section 4.1(b)(ii), (iii), (vi), (xi), (xix) or (xxii) (in connection with any of the foregoing Sections)), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i)    amend or propose or agree to amend, in any material respect, the Company Charter, Company Bylaws or any similar organizational documents of any Subsidiary;

(ii)    (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock and/or property) in respect of any of its capital stock or set any record date therefor, except for dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company, and distributions to pay taxes by JAX LLC to holders of Class B Units as required by the LLC Agreement, (B) adjust, split, combine, subdivide or reclassify any of its capital stock or other equity interests or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests, except with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for repurchases of shares of Company Common Stock in connection with the exercise of Company Options or vesting of Company Performance Share Awards or Company Restricted Share Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date of this Agreement and in accordance with the Company Stock Incentive Plan and applicable award agreements, (2) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (3) exchanges of Class B Units for shares of Company Common Stock in accordance with the terms of the LLC Agreement;

(iii)    issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of its Subsidiaries, except for (A) the issuance of shares of Company Common Stock pursuant to Contracts in effect prior to the execution and delivery of this Agreement (true and complete copies of which have been provided to Parent prior to the date hereof), (B) the issuance of shares of Company Common Stock in connection with the exercise of Company Options or vesting of Company Performance Share Awards or Company Restricted Share Awards, in each case outstanding as of the date of this Agreement and in accordance with the Company Stock Incentive Plan and applicable award agreements, (C) issuances by a wholly-owned Subsidiary of the Company of capital stock to the Company or another wholly-owned Subsidiary of the Company, or (D) exchanges of Class B Units for shares of Company Common Stock or cash in accordance with the terms of the LLC Agreement;

(iv)    except (A) acquisitions of inventory and equipment for immediate consumption or use in the Ordinary Course of Business and (B) acquisitions of assets not in excess of $250,000 individually or $3,000,000 in the aggregate, merge or consolidate with any other Person or acquire any equity interests in or assets of any Person, business or division thereof, or make any investment in any other Person, business or any division thereof (whether through the acquisition of stock, assets or otherwise);

(v)     sell, transfer, assign, abandon, lease, sublease, license, guarantee, subject to a Lien, except for a Permitted Lien, or otherwise dispose of or encumber any material properties, rights, assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any

Subsidiary and including any disposals through a plan of division) except (A) pursuant to Contracts in effect prior to the execution and delivery of this Agreement (true and complete copies of which have been provided to Parent prior to the date hereof), (B) any such transaction involving assets of the Company or any of its Subsidiaries (excluding capital stock or other equity interests of any Subsidiary) not in excess of $1,000,000 and on arm’s-length terms or (C) sales, leases or licenses of inventory and obsolete equipment or assets in the Ordinary Course of Business;

(vi)    acquire or dispose of any real property or any interest therein;

(vii)    except as set forth on Section 4.1(b)(vii) of the Company Disclosure Schedule, (A) make any loans, advances or capital contributions to any other Person, other than immaterial advances to or on behalf of employees of the Company and its Subsidiaries in the Ordinary Course of Business for the payment of insurance premiums; (B) create, incur, redeem, repurchase, defease, prepay, or otherwise acquire or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become liable for, the obligation of any Person for borrowed money, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (2) any draw-down of funds under the Loan Agreement in the Ordinary Course of Business (including with respect to any capital expenditures permitted by clause (C)); (C) make or commit to make any capital expenditure, other than (a) capital expenditures set forth in the Board-approved budget for fiscal 2021, a copy of which is attached to Section 4.1(b)(vii) of the Company Disclosure Schedule, made in the Ordinary Course of Business, (b) capital expenditures for the maintenance of existing restaurants not in excess of $250,000, individually, or $2,000,000, in the aggregate, in the Ordinary Course of Business or (c) expenditures reasonably required to open the restaurant being developed in Madison, Alabama (provided, however, that the Company may make any unscheduled capital expenditure for immediate repair of failed systems or machinery necessary to maintain or keep a restaurant open or as a result of natural disasters that have adversely affected a restaurant or are reasonably anticipated to adversely affect a restaurant unless such actions are taken); or (D) cancel any material debts of any Person to the Company or any Subsidiary of the Company or waive any claims or rights of material value;

(viii)    except as required pursuant to any Company Benefit Plan as in effect on the date of this Agreement, as required by applicable Law or as set forth on Section 4.1(b)(viii) of the Company Disclosure Schedule, (A) increase the annual compensation or other benefits payable or provided to the Company’s directors or officers, (B) except for (1) the employee salary and bonus review process and related adjustments substantially as conducted each year for restaurant-level employees and (2) promotions of or increases in compensation for restaurant-level employees earning aggregate annual base salaries or wages not in excess of $150,000 per employee made in the Ordinary Course of Business, increase the annual compensation or benefits (including change-in-control or severance benefits) payable or provided to the Company’s or its Subsidiaries’ employees, (C) hire or promote (or commit to hire or promote) (1) any employees other than in the Ordinary Course of Business or (2) employees that, if any such employee had been employed by the Company or any of its Subsidiaries on the date of this Agreement, would have been entitled to a severance benefit pursuant to Section 5.5(d), or (D) establish, adopt, enter into or amend any Collective Bargaining Agreement (or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries), Company Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their dependents or beneficiaries, except as required to comply with Section 409A of the Code or other applicable Law;

(ix)    other than the settlement, release, waiver or compromise of any pending or threatened claims, liabilities or obligations (x) set forth on Section 4.1(b)(ix) of the Company Disclosure Schedule or (y) in connection with any shareholder allegations, disputes or pending or threatened litigation against the Company and/or its officers, directors, employees and Representatives relating to the Company’s exploration of strategic alternatives, this Agreement or the Merger (which matters, for the avoidance of doubt, are addressed exclusively in Section 5.13), settle, release, waive or compromise any pending or threatened material claim for an amount in excess of the amount of the specifically corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document plus any applicable third party insurance proceeds, or that entails (A) the incurrence of any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (B) obligations that would impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(x)    except as set forth on Section 4.1(b)(x) of the Company Disclosure Schedule, (A) enter into a Lease or Contract that would constitute a Company Material Contract hereunder had it been effective as of the date of this Agreement, (B) modify, amend or terminate any such Contract or any Company Material Contract or Lease in any material respect, (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract or Lease outside the Ordinary Course of Business, or (D) enter into any Contract or Lease which contains a change of control or similar provision;

(xi)    enter into any Franchise Agreements or take any action that would cause the Company or its Subsidiaries to be subject to any Franchise Laws;

(xii)    grant, extend, waive or modify any material rights in or to, or sell, assign, lease, transfer, let lapse, abandon or otherwise dispose of, any material Intellectual Property;

(xiii)    alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by GAAP or applicable Law;

(xiv)    (A) revoke or change any material Tax election, (B) change any material method of Tax accounting, (C) file any amended Tax Return, (D) take action to surrender any claim for a refund of Taxes that, in each case, individually or in the aggregate, would materially and adversely affect the Tax liability of the Company or any Subsidiary, (E) change the entity classification of the Company or any of its Subsidiaries, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or (G) take any action that would reasonably be expected to have a materially adverse impact on the Tax position of the Company or any Subsidiary;

(xv)    settle or compromise any income Tax claim or assessment, or enter into any closing agreement with any Taxing Authority;

(xvi)    propose, adopt or enter into a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xvii)    adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement that would restrict, prohibit or otherwise affect the consummation of the transactions contemplated hereunder;

(xviii)    fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(xix)    enter into any new line of business outside of its existing business or engage in any discounting, promotional or similar plan other than in the Ordinary Course of Business;

(xx)    implement or announce any material reductions in labor force, mass lay-offs or plant closings, early retirement programs, or new severance programs or policies concerning employees of the Company or any of its Subsidiaries (excluding routine employee terminations or severance payments in the Ordinary Course of Business);

(xxi)    amend or modify the letter of engagement of the Financial Advisor and any such other financial advisors as are engaged by the Company, if any, in a manner that increases the Company’s obligations thereunder or the fee or commission payable by the Company; or

(xxii)    authorize or commit or agree to take any of the foregoing actions.

Section 4.2    No Control of the Company’s Business. The Company, on the one hand, and Parent and Merger Sub, on the other, acknowledge and agree that: (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 4.3    Process. Parent will, promptly following the date of this Agreement, designate and identify in writing two individuals from either of whom the Company may seek approval in writing (email being sufficient and provided that the Company shall simultaneously (a) seek approval from both such individuals and (b) notify Parent by email in accordance with Section 8.2 of any such request for approval) to undertake any actions not permitted to be taken under Section 4.1. The Company’s request shall describe the action to be taken in reasonable detail (including providing copies of proposed agreements, if applicable) and provide such other information as Parent may reasonably request to evaluate such request for approval. Parent will cause such individuals to respond, on behalf of Parent, to the Company’s written requests for approval no later than three (3) Business Days after delivery of the Company’s request and after Parent shall have received such information required hereunder to be provided by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1    Preparation of the Proxy Statement; Company Shareholders Meeting; Company Board Recommendation.

(a)    As soon as reasonably practicable following the date of this Agreement (and in any event within forty-five (45) days thereof) the Company shall prepare and file with the SEC the form of proxy statement that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”). The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement a reasonable time in advance of the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall use its reasonable best efforts to cause the Proxy Statement to be filed in definitive form with the SEC as promptly as practicable. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, and giving reasonable and good faith consideration to any reasonable comments made by Parent and its counsel (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable). If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly prepared and (subject to the preceding sentence) filed with the

SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders. The Company shall (i) notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger and (ii) provide Parent and its counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent and its counsel (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable).

(b)    The Company shall, as soon as practicable (i) in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, and give notice of, a special meeting of the Company Shareholders for the purpose of obtaining the Company Shareholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith and a vote to approve the adjournment of the Company Shareholders Meeting, if necessary or appropriate, to solicit additional proxies and votes if there are insufficient votes at the time of the special meeting to obtain the Company Shareholder Approval (the “Company Shareholders Meeting”), and as soon as reasonably practicable thereafter (and in any event within forty-five (45) days after filing the Proxy Statement in definitive form with the SEC), convene and hold the Company Shareholders Meeting and, (ii) subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 5.2(d), include in the Proxy Statement the Company Board Recommendation. The Proxy Statement shall include a copy of the Fairness Opinion.

(c)    Subject to the ability of the Company to make a Recommendation Withdrawal pursuant to and in accordance with Section 5.2(d), the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other reasonable actions necessary or advisable to secure the vote or consent of the Company Shareholders that are required by the NYSE rules or the TBCA. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn the Company Shareholders Meeting with Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders within a reasonable amount of time in advance of the Company Shareholders Meeting. If requested by Parent and permissible under applicable Law, the Company shall adjourn the Company Shareholders Meeting for a period of up to ten (10) Business Days if, on a date for which the Company Shareholders Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of shares of Company Common Stock sufficient to obtain the Company Shareholder Approval, for the purpose of soliciting additional proxies and votes in favor of the Company Shareholder Approval. The Company shall keep Parent reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the Company Shareholders Meeting.

Section 5.2    No Solicitation.

(a)    No Solicitation or Negotiation. Except as expressly permitted by this Section 5.2 (including Section 5.2(b)), the Company and its Subsidiaries shall, and the Company and its Subsidiaries shall cause their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, (i) immediately cease and terminate any solicitation, encouragement (including by way of providing access to non-public information or the business, properties, assets or personnel of the Company or any of its Subsidiaries to any Person or its Representatives, Affiliates, or prospective equity and debt financing sources), discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, proposal or Acquisition Proposal, and as promptly as practicable thereafter deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any inquiry, proposal or Acquisition Proposal, effective immediately, which notice shall also request such Person to return or destroy promptly all confidential information concerning the Company and its Subsidiaries, and (ii) from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE VII, not directly or indirectly (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) (including by way of providing access to non-public information or the business, properties, assets or personnel of the Company or any of its Subsidiaries to any Person and its Representatives and its Affiliates) any inquiries regarding, or the making, submission or announcement of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) engage or enter into, continue or otherwise participate in any discussions or negotiations with respect to, or provide any non-public information or data concerning, the Company or its Subsidiaries to any Person relating to, or that would reasonably be expected to lead to, any Acquisition Proposal or otherwise cooperate with or assist or participate in, or knowingly facilitate such inquiries, proposals, discussions or negotiations, (C) grant to any Person any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute unless, in each case, the Company’s Board of Directors (or a committee thereof) first determines that the failure to take such action would be inconsistent with the Company directors’ fiduciary duties under applicable Law, or (D) otherwise facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. A breach by any Subsidiary or Representative of the Company or any of its Subsidiaries of this Section 5.2 shall constitute a breach by the Company of this Section 5.2.

(b)    Certain Permitted Conduct. Notwithstanding anything in this Agreement to the contrary but subject to this Section 5.2(b), at any time following the date of this Agreement and prior to the time the Company Shareholder Approval is obtained, if the Company receives a written Acquisition Proposal from any Person or Group that did not result from a breach of this Section 5.2:

(i)    the Company and its Representatives may contact such Person or Group to ascertain facts or to clarify the terms and conditions thereof;

(ii)    the Company and the Company’s Representatives may provide non-public information and data concerning the Company and its Subsidiaries to such Person or Group, their Representatives and their prospective equity and debt financing sources; provided that the Company shall make available to Parent and Merger Sub (through an electronic data site or otherwise), concurrently with providing such information to any such Person(s), any non-public information concerning the Company or its Subsidiaries that the Company made available to any such Person or Group, their Representatives and their prospective equity and debt financing sources if such information was not previously made available to Parent and Merger Sub; and

(iii)    the Company and its Representatives may engage or participate in any discussions or negotiations with such Person or Group regarding such Acquisition Proposal;

provided that, prior to taking any action described in clauses (ii) or (iii) above, (x) such Person first executes a confidentiality agreement that contains terms limiting the use and disclosure of non-public information and imposing standstill obligations that, in each case, are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of an Acquisition Proposal, and that the Company may waive any such terms in any existing confidentiality agreements) (an “Acceptable Confidentiality Agreement”) with the Company and the Company’s Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that (A) the failure to take such action would be inconsistent with the Company directors’ fiduciary duties under applicable Law and (B) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (y) the Company provides prompt notice to Parent of each such determination by the Company’s Board of Directors (or a committee thereof) and of its intent to provide such information or engage in such negotiations or discussions. The Company and its Affiliates shall not enter into any agreement with any Person following the date hereof (including any Acceptable

Confidentiality Agreement) that would prevent the Company from complying with its obligations under this Section 5.2.

Following the date of this Agreement and until the Effective Time or, if earlier, the termination of this Agreement, the Company shall (i) notify Parent promptly (and in any event within twenty-four (24) hours of receipt) of any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, received by the Company, its Subsidiaries or any of their Representatives, and (ii) include with such notice (A) the identity of the Person or Group making such Acquisition Proposal, inquiry, proposal or offer, (B) a summary of the material terms and conditions of any such Acquisition Proposal, inquiry, proposal or offer and (C) copies of any bid or offer letter, acquisition agreement, commitment letter or similar material document relating to such Acquisition Proposal, inquiry, proposal or offer. From and after the date of this Agreement, the Company shall keep Parent and its Representatives reasonably informed on a reasonably prompt basis of any material developments, discussions or negotiations regarding any Acquisition Proposal, inquiry, proposal or offer (including any changes thereto) and provide any information and documents required to be provided to Parent pursuant to the preceding sentence (including any changes thereto, and any new information or documents that become available after the Company provides its initial notice of an Acquisition Proposal, inquiry, proposal or offer).

(c)    Definitions. For purposes of this Agreement:

(i)    “Acquisition Proposal” means any inquiry, proposal or offer from any Person or Group (other than Parent or any of its Subsidiaries) for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company, (B) the acquisition in any manner, directly or indirectly, of twenty percent (20%) or more of the equity securities (or securities convertible into twenty percent (20%) or more of the equity securities) or assets (including capital stock of any Subsidiaries of the Company) of the Company or any of its Subsidiaries representing twenty percent (20%) or more of the consolidated assets of the Company (based on the fair market value thereof) or of the consolidated revenues, net income or operating cash flow of the Company, (C) any tender offer or exchange offer that results in or, if consummated, would result in any Person or Group, directly or indirectly, beneficially owning twenty percent (20%) or more of the equity securities (or securities convertible into twenty percent (20%) or more of the equity securities) of the Company or (D) any combination of the foregoing, in the case of each of clauses (A) through (D), other than the Merger.

(ii)    “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from twenty percent (20%) to fifty percent (50%)) and that the Company’s Board of Directors (or a committee thereof) has determined in its good faith judgment, after consultation with outside legal counsel and its financial advisor, is (i) reasonably likely to be, and reasonably capable of being, consummated in accordance with its terms, and, (ii) if consummated, would be more favorable to the Company Shareholders from a financial point of view than the Merger, taken as a whole (including changes to the terms and conditions of this Agreement proposed in response to such Acquisition Proposal or otherwise by Parent that, if accepted by the Company, would be binding upon Parent and Merger Sub), taking into account and without limitation, (a) all financial considerations, (b) the identity of the Person or Group making such Acquisition Proposal, (c) the anticipated timing, conditions and prospects for completion of such Acquisition Proposal (including any financing contingencies or arrangements), (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including all relevant legal, regulatory and financial aspects of such Acquisition Proposal and (e) any other aspects of such Acquisition Proposal reasonably deemed relevant by the Company’s Board of Directors (or a committee thereof).

(d)    No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 5.2(d), the Company’s Board of Directors (or any committee thereof) shall not:

(i)    (A) withhold, withdraw or modify (or resolve or publicly propose to withhold, withdraw or modify), in a manner adverse in any respect to the interests of Parent and Merger Sub, the Company Board

Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) adopt, approve, authorize, declare advisable or publicly recommend to propose to adopt, approve, authorize or declare advisable any Acquisition Proposal or (D) take action in favor of, make any recommendation or other public statement in support of, or fail to recommend against, any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 relating thereto within ten (10) Business Days after the commencement of such Acquisition Proposal (any such action, a “Recommendation Withdrawal”); or

(ii)    approve or recommend, or resolve or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.2(b)) (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, but subject to Sections 5.2(e) and (f), at any time prior to obtaining the Company Shareholder Approval, but not after, so long as none of the Company, its Subsidiaries or their Representatives have breached in any material respect this Section 5.2, the Company’s Board of Directors (or a committee thereof) may, if the Company’s Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (x) effect a Recommendation Withdrawal in response to an Acquisition Proposal made after the date hereof that did not result from a breach of this Section 5.2 and that the Company’s Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) is a Superior Proposal (giving effect to all of the binding written adjustments, if any, offered by Parent pursuant to Section 5.2(f) or otherwise), (y) subject to prior or concurrent payment of the Termination Fee, terminate this Agreement under Section 7.1(d)(ii) to enter into an Alternative Acquisition Agreement if the Company’s Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that the Acquisition Proposal continues to constitute a Superior Proposal and/or (z) effect a Recommendation Withdrawal in response to an Intervening Event. For purposes of this Agreement, “Intervening Event” means any material event, fact, development or occurrence that affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, that is unknown to, and is not reasonably foreseeable by, the Company’s Board of Directors as of the date of this Agreement, that becomes known to the Company’s Board of Directors after the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event; and provided, further, that, for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (1) changes in the trading price or trading volume of the Company Common Stock (however, the underlying reasons for such events may constitute an Intervening Event), (2) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (however, the underlying reasons for such events may constitute an Intervening Event) or (3) any consequence arising as a result of the Company’s breach of any covenant or obligation to be performed by it at or prior to the Closing Date.

(e)    Certain Permitted Disclosure. Nothing contained in this Agreement will prohibit the Company or the Company’s Board of Directors (or a committee thereof) from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company’s Board of Directors (or a committee thereof) to the Company Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.2; (iv) complying with the Company’s disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; or (v) subject to Section 5.8, making any disclosure to the Company Shareholders unrelated to an Acquisition Proposal (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company’s Board of Directors (or a committee thereof) has determined to make in good faith. For the avoidance of doubt, nothing in the foregoing will be deemed to permit the Company or the Company’s Board of Directors (or a committee thereof) to make a Recommendation Withdrawal other than in accordance with Section 5.2(d) and Section 5.2(f), and none of the communications, disclosures or actions contemplated by this Section 5.2(e) shall constitute or be deemed to constitute a Recommendation Withdrawal so long as (A) any such disclosure includes the Company Board Recommendation without any modification or qualification thereof or continues the prior recommendation of the Company Board and (B) does not contain a Recommendation Withdrawal.

(f)    Notice. The Company shall not be entitled to effect a Recommendation Withdrawal with respect to a Superior Proposal or an Intervening Event or to terminate this Agreement under Section 7.1(d)(ii) unless (i) the Company has provided a written notice to Parent at least four (4) Business Days in advance (the “Notice Period”), which notice in the case of (A) a Superior Proposal (a “Notice of Superior Proposal”) shall specify that the Company intends to take such action and include copies of all relevant documents relating to such Superior Proposal (including copies of the then-current form of acquisition agreement, together with copies of any commitment letters or similar material documents with respect to any financing for such Superior Proposal), or if either the Superior Proposal or financing terms were not made in writing, a description of the material terms and conditions of the Superior Proposal or financing, as applicable, that is the basis of such action (including the identity of the Person or Group making such proposal), or (B) an Intervening Event (a “Notice of Intervening Event”) shall describe in reasonable detail such Intervening Event; (ii) if requested by Parent, the Company shall, and shall cause its financial advisor and outside counsel to, during the Notice Period, negotiate with Parent and Merger Sub and their Representatives in good faith to make amendments to the terms and conditions of this Agreement; and (iii) following the end of the Notice Period, the Company’s Board of Directors (or a committee thereof) shall have determined in good faith after consultation with its financial advisor and outside counsel, taking into account any written amendments to the terms and conditions of this Agreement proposed by Parent and Merger Sub that, if accepted by the Company, would be binding upon Parent and Merger Sub in response to the Notice of Superior Proposal, the Notice of Intervening Event or otherwise, that (1) in the case of a Superior Proposal, the Acquisition Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal or (2) in the case of an Intervening Event, that such changes would not change the determination of the Company’s Board of Directors of the need for a Recommendation Withdrawal in response to such Intervening Event, as applicable. In the event of any material revisions to such Superior Proposal or material changes related to such Intervening Event, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 5.2(f) with respect to such new written notice, except that the four (4) Business Day period referred to in this Section 5.2(f) shall be reduced to two (2) Business Days.

(g)    Conditional Commitment. If the Company’s Board of Directors (or a committee thereof) has resolved to make a Recommendation Withdrawal and provide a Notice of Superior Proposal pursuant to Section 5.2(f), in order to enable the Company’s Board of Directors (or a committee thereof) to be sufficiently comfortable that such Superior Proposal will remain available to the Company when and if this Agreement is terminated as and to the extent permitted hereunder in respect of such Superior Proposal, the Company may, before delivering a Notice of Superior Proposal to Parent, enter into a binding letter agreement (the “Conditional Commitment”) with the third party making such Superior Proposal (the “Committed Bidder”), which Conditional Commitment may (i) provide that the Committed Bidder is obligated, on behalf of the Company, to pay the Termination Fee and any other fee or expense required to be paid by the Company pursuant to the relevant provisions of this Agreement in accordance with the terms thereof, (ii) attach as an exhibit thereto a fully negotiated agreement and plan of merger providing for the transaction contemplated by the Superior Proposal and/or (iii) provide that the Company shall enter into such agreement and plan of merger, and/or that such agreement and plan of merger shall automatically become binding on the Company, only on and after (and in no event before) both (A) the termination of this Agreement in accordance with its terms and (B) the payment by the Company (or by the Committed Bidder on behalf of the Company) of the Termination Fee or any other fee or expense required to be paid hereunder; provided, however, that the Conditional Commitment may not (x) impose on the Company, its Subsidiaries or their respective former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees any liability or obligation except upon the valid termination of this Agreement as contemplated in clause (iii), (y) impose on Parent, Merger Sub, the Equity Financing Source or their respective former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees any liability or obligation at any time, including following the termination of this Agreement, or (z) relieve the Company of its obligations to Parent or Merger Sub under this Agreement, including its obligation to pay the Termination Fee pursuant to Section 7.3. Notwithstanding the foregoing, the parties further agree that, in the circumstances described in the immediately preceding sentence, until the termination of this Agreement in accordance with its terms, (1) in no event may the Conditional Commitment permit the Committed Bidder to make any SEC or other regulatory filings in connection with the transactions contemplated by the Conditional Commitment until the termination of this Agreement unless otherwise required by Law and (2) the Company shall otherwise remain subject to all of its obligations under this Agreement applicable thereto. The Company shall promptly provide Parent with a true and complete copy of any Conditional Commitment.

Section 5.3    Access to Information. Upon reasonable advance written notice and subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford Parent and its Representatives, and subject to Section 5.15, the Financing Sources and the Financing Sources’ Representatives, reasonable access during normal business hours to its and its Subsidiaries’ properties, books, records, Contracts, permits, legal counsel, financial advisors, accountants, consultants and personnel, and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent, all other information concerning the Company and its Subsidiaries’ business, properties and personnel as Parent may reasonably request in writing for purposes of diligence, integration planning, financing and facilitating the transfer of the ownership of the Company and its properties and assets; provided, however, that the Company may restrict the foregoing access to the extent required by applicable Law or Contract to which the Company or its respective Subsidiaries is a party (provided the Company uses reasonable efforts to obtain consent from the relevant counterparties and, failing that, redacts sensitive information and otherwise use commercially reasonable efforts to communicate the applicable information in a reasonable way that would not risk violating the applicable Law or Contract). All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person. In conducting any inspection of any properties of the Company and its respective Subsidiaries, Parent, the Financing Sources and Parent’s and the Financing Sources’ respective Representatives shall not unreasonably interfere with the business conducted at such property. All information obtained pursuant to this Section 5.3 shall continue to be governed by the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law (including as a result of COVID-19 or any COVID-19 Measures).

Section 5.4    Consents, Approvals and Filings.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, the parties shall, and shall cause their respective Subsidiaries to, (i) use reasonable best efforts to cause the conditions set forth in ARTICLE VI to be satisfied as promptly as practicable, (ii) use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its respective Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VI hereof, to consummate the Merger and the other transactions contemplated hereby, as promptly as practicable, (iii) on the part of Parent, promptly obtain the Equity Financing and/or any alternative financing, (iv) on the part of the Company, and at Parent’s request, obtain payoff instructions and a customary payoff letter in connection with the repayment of, and the termination of any Contracts or Liens relating to, any outstanding indebtedness of the Company or its Subsidiaries as of the Closing Date (the “Payoff Letters”) and (v) use reasonable best efforts to obtain as promptly as practicable any Consent of, or any exemption or waiver by, any Governmental Entity and any other third-party Consent which is required to be obtained by the parties or their respective Subsidiaries in connection with the Merger and the other transactions contemplated hereby, and to comply with the terms and conditions of any such Consent, provided, however, that the failure to obtain any or all such Consents (in and of itself) shall not constitute a Company Material Adverse Effect; provided, further, that the foregoing proviso shall not limit any remedies available to Parent and Merger Sub for a breach of the Company’s obligations under clause (v) of this Section 5.4(a) or Section 2.4. The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable any such Consent. Notwithstanding anything to the contrary herein, the Company shall not be required to pay, prior to the Effective Time, any consent or similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the Consent of any Person under any Contract.

(b)    Neither the Company nor Parent shall, and each of them shall cause its Affiliates not to, after the date hereof directly or indirectly acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent or approval of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially impede or delay the consummation of the Merger.

(c)    In furtherance of the foregoing, the parties shall as promptly as practicable following the date of this Agreement make all filings and notifications with all Governmental Entities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger, including: (i) not later than ten (10) Business Days following the date of this Agreement, the Company and Parent each making an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and, to the extent available, requesting early termination of the initial waiting period under the HSR Act; (ii) the Company and Parent and their respective Subsidiaries each making any other filing that may be required under any other antitrust Laws or by any antitrust authority; and (iii) the Company and Parent making any other filing that may be required under any applicable Law or by any Governmental Entity with jurisdiction over enforcement of any such Law. Each of the Company and Parent agrees to use reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be reasonably requested by a Governmental Entity pursuant to the HSR Act or other applicable Law.

(d)    The Company and Parent shall (i) furnish each other and, upon request, any Governmental Entity, any information or documentation concerning themselves, their Affiliates, directors, officers, securityholders and financing sources, information or documentation concerning the Merger and such other matters as may be reasonably requested and (ii) make available their respective personnel and advisers to each other and, upon request, any Governmental Entity, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to any Governmental Entity in connection with the Merger or (B) any review or approval process.

(e)    Subject to applicable Law relating to the sharing of information, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, prior to submitting any substantive written communication, correspondence or filing by such party or any of its Representatives, on the one hand, to any Governmental Entity or members of its staff, on the other hand, the submitting party shall permit the other party and its counsel a reasonable opportunity to review in advance, and consider in good faith the reasonable views of the other party that are provided in a timely manner, in connection with any such communication. Subject to the terms and conditions of the Confidentiality Agreement, the Company and Parent and Merger Sub shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including, to the extent available, in seeking early termination of any applicable waiting periods under the HSR Act). To the extent practicable under the circumstances, none of the parties to this Agreement shall agree to participate in any substantive meeting with any Governmental Entity in respect of any Filings, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, where permitted, allows the other party to participate. Neither party shall be required to comply with any of the foregoing provisions of this Section 5.4(e) to the extent that such compliance would be prohibited by applicable Law or in connection with customary or routine filing, correspondence or communications by Parent, its Affiliates or their respective Representatives to obtain any Consent from any Governmental Entity with respect to any Liquor License. The parties further covenant and agree not to voluntarily extend any waiting period associated with any Consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger, except with the prior written consent of the other party hereto.

(f)    Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party or its outside counsel may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements, (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns and (4) to remove references concerning pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of the Company, Parent and their respective Subsidiaries.

Section 5.5    Employee Matters.

(a)    In addition to any other obligation set forth in this Section 5.5, for a period of twelve (12) months following the Closing Date (the “Benefits Continuation Period”), Parent shall provide to employees of the Company and its Subsidiaries, while their employment continues during the Benefits Continuation Period (the “Continuing Employees”), (i) base salary or wage level and target cash bonus opportunities substantially comparable in the aggregate with the base salary or wage level (as applicable) and target cash bonus opportunities provided to them as employees of the Company or its Subsidiaries as in effect immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. For the avoidance of doubt, Parent shall not be required to provide to any Continuing Employees any equity-based compensation or any auto- or vehicle-related benefits.

(b)    Parent shall, or shall cause its applicable Subsidiary to, use commercially reasonable efforts to (i) credit each Continuing Employee with his or her years of service with the Company and any predecessor entities for purposes of eligibility, vesting and benefit accrual (including but not limited to accrual of paid time off and levels of severance benefits under severance arrangements) with respect to the Company Benefit Plans and any replacement or successor benefit plan of Parent that a Continuing Employee is eligible to participate in following the Closing Date, except for benefit accrual under a defined benefit pension plan or to the extent such credit would result in a duplication of benefits, (ii) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of Parent that a Continuing Employee is eligible to participate in following the Closing Date to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing

Employee immediately prior to the Closing Date under the analogous Company Benefit Plan in which such Continuing Employee participated, and (iii) provide each Continuing Employee with credit for any co-payments and deductibles paid during the portion of the applicable plan year prior to the Closing Date (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Closing Date) in satisfying any applicable deductible or out of pocket requirements.

(c)    No provision of this Agreement shall (i) constitute the establishment or adoption of, or amendment to, any Company Benefit Plan or employee benefit plan, or require Parent or the Company or any of their respective Subsidiaries or Affiliates to continue any Company Benefit Plan or other employee benefit plan, (ii) create any third party beneficiary rights in any current or former employee, officer, director or other service provider of the Company or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment by the Company, Parent, any of their respective Affiliates or otherwise, or (iii) in any way limit the ability of the Company, Parent or any of their Subsidiaries or Affiliates to terminate the employment of any individual at any time or for any reason.

(d)    Notwithstanding any other provision of this Agreement to the contrary, Parent shall, and shall cause any of its Affiliates to, provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits at levels no less than and pursuant to the terms set forth in Section 5.5(d) of the Company Disclosure Schedule.

(e)    Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s request, take all actions necessary for the termination of each Company Benefit Plan that constitutes a plan qualified under Section 401(a) of the Code (each such plan, a “Company Qualified Plan”), as set forth on Section 5.5(e) of the Company Disclosure Schedule, with such termination effective no later than the date immediately preceding the Closing Date. The resolutions and other actions taken to terminate any such Company Qualified Plan, and any amendments required in connection with such termination, if applicable, shall be in a form and manner reasonably acceptable to Parent, and the Company shall provide Parent with evidence reasonably satisfactory to Parent that each Company Qualified Plan has been amended and terminated in accordance with the applicable Company Qualified Plan document and applicable Law. Parent shall, if a Company Qualified Plan is terminated as contemplated above, permit rollover (other than loan rollover) from such Company Qualified Plan.

(f)    Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s request, take all actions necessary for the termination of the Company Benefit Plans offering group health or welfare benefits, as identified by Parent prior to the Closing (the “Company Welfare Plans”), with such termination to be effective upon the Closing Date. The resolutions and other actions taken to terminate any such Company Welfare Plan, if applicable, shall be in a form and manner reasonably acceptable to Parent, and the Company shall provide Parent with evidence reasonably satisfactory to Parent that each Company Welfare Plan will be terminated effective upon the Closing in accordance with the terms of the applicable Company Welfare Plan documents and applicable Law.

(g)    Parent shall assume, guaranty and reaffirm and perform or cause to be performed the obligations of the Company and its Subsidiaries under (i) the salary continuation agreements set forth on Section 5.5(g)(i) of the Company Disclosure Schedule, including, but not limited to, the obligation to maintain and fund a trust pursuant to those agreements; (ii) the employment agreements set forth on Section 5.5(g)(ii) of the Company Disclosure Schedule and the consummation of the Merger shall constitute a change in control for purposes of such agreements; and (iii) the Company’s bonus plans and shall perform and make payments no later than March 15, 2022, pursuant to the Company’s Cash Incentive Performance Program, Multi-Unit Operations Personnel Cash Incentive Performance Plan, J. Alexander’s, LLC Restaurant Management Incentive Plan, Stoney River Restaurant Management Incentive Plan and other bonus plans with respect to the Company’s 2021 fiscal year for employees whose employment continues after the date of this Agreement in accordance with Section 5.5(g)(iii) of the Company Disclosure Schedule; provided that the Company may elect to pay a prorated bonus prior to Closing with respect to the first half of the 2021 fiscal year, in which case, after the Closing, Parent will cause prorated bonuses to be paid pursuant to these bonus plans for the remainder of the 2021 fiscal year in accordance with Section 5.5(g)(iii) of the Company Disclosure Schedule.

Section 5.6    Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Merger.

Section 5.7    Directors’ and Officers’ Indemnification and Insurance.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation (as the case may be) to, to the same extent that the Company is required to indemnify, defend and hold harmless (and advance expenses to) the applicable Indemnified Party under applicable Law and the Company Charter and Company Bylaws or the organizational documents of the applicable Subsidiary of the Company as of the date hereof, indemnify, defend and hold harmless (and advance expenses from time to time as incurred, provided the Person to whom expenses are advanced complies with the provisions of Section 48-18-504 of the TBCA or other applicable Law and provides statements and reasonable documentation therefor) the present and former directors and officers of the Company or any Subsidiary of the Company and any Person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise (including any Company Benefit Plan or any Subsidiary of the Company) at the request of the Company and the members of JAX LLC that are entitled to indemnification under the LLC Agreement (each an “Indemnified Party”) from and against any and all actual, documented costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, arising out of, relating to, or in connection with, any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement and the Merger or arising out of or pertaining to the Merger, whether asserted or claimed prior to, at or after the Effective Time; provided, that the Person to whom expenses are advanced provides written affirmation of the Indemnified Party’s good faith determination that any applicable standard of conduct required by the TBCA or other applicable Law has been met.

(b)    An Indemnified Party shall notify the Surviving Corporation in writing promptly upon learning of any Proceeding or other matter in respect of which such indemnification may be sought. The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any act or omission covered under this Section 5.7 (each, a “Claim”) with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the applicable Indemnified Party; provided, however, that (i) such Indemnified Party shall be permitted to participate in the defense of such Claim at his or her own expense; and (ii) if the Surviving Corporation assumes the defense, then the Surviving Corporation shall use its reasonable best efforts to conduct a vigorous defense of such matter; provided, further, that in respect of any matter for which the Surviving Corporation has assumed the defense of such Claim, notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Corporation shall, and Parent shall cause the Surviving Corporation not to (without the prior written consent of the applicable Indemnified Party, not to be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to such Claim for which indemnification may be sought by an Indemnified Party pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such Claim, and does not include an admission of fault or wrongdoing by any Indemnified Party.

(c)    Subject to the following sentence, the Company may, and if the Company does not the Parent shall cause the Surviving Corporation (or any successor) to, purchase, at no expense to the beneficiaries, a six (6) year extended reporting period endorsement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Indemnified Parties as the Company’s currently existing directors’ and officers’ liability insurance and fiduciary liability insurance (a “Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. To the extent purchased after the date of this Agreement and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company; provided, that such insurance carrier has at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding any of the foregoing, in no event shall Parent or the Surviving Corporation be required to (or the Company be permitted to) expend for such policy an aggregate amount in excess of 300% of the annual renewal premium amount applicable to the Company’s directors’ and officers’ liability insurance and fiduciary liability insurance at the time the Reporting Tail Endorsement is purchased, it being understood that if the premiums payable for such insurance coverage exceeds such amount, Parent and the Surviving Corporation shall be obligated to (or the Company may only) obtain a policy with the greatest coverage available for a cost equal to such amount.

(d)    Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor the provisions in the Company Charter and the Company Bylaws as of the date of this Agreement providing for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law.

(e)    If Parent or the Surviving Corporation or any of their respective successors or assigns or Subsidiaries (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or (ii) of this sentence so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.7.

(f)    From and after the Effective Time, Parent and the Surviving Corporation shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 5.7(f) of the Company Disclosure Schedule between the Company or any Subsidiary and any of the Indemnified Parties.

(g)    This Section 5.7 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The obligations of Parent under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in advance in writing to such termination or modification. It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 5.7, and entitled to enforce the covenants contained in this Section 5.7. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.7 that is denied by Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Corporation. The rights of the Indemnified Parties under this Section 5.7 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Company Charter and the Company Bylaws, the certificate of incorporation and bylaws (or comparable organizational documents or agreements) of any of the Company’s Subsidiaries or the charter or bylaws of the Surviving Corporation or under any applicable Contracts, insurance policies or Laws and Parent shall, and shall cause the Surviving Corporation

(or its assignees) to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries that are listed in Section 5.7(f) of the Company Disclosure Schedule.

(h)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claims under such policies.

Section 5.8    Public Announcements. The initial press release concerning this Agreement and the Merger shall be a joint press release approved in advance by the Company and Parent. Following such initial press release and prior to the Effective Time, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or announcements with respect to the Merger and shall not issue any such press release or make any such public statements or announcements prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 5.8 shall not apply to any release or public statement or announcement (a) relating to an Acquisition Proposal, (b) in connection with any dispute between the parties regarding this Agreement or the Merger or (c) made if the Company’s Board of Directors has made any Recommendation Withdrawal and relating thereto.

Section 5.9    Notification. The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company or its Subsidiaries or have a Parent Material Adverse Effect, (b) any matter that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in ARTICLE VI or any material breach of any representation, warranty, covenant or agreement contained in this Agreement and (c) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries, in each case which relates to the Merger or the other transactions contemplated hereby. This Section 5.9 shall not constitute a covenant or agreement for purposes of ARTICLE VI.

Section 5.10    State Takeover Laws. The Company and its Board of Directors shall each use reasonable best efforts to ensure that no Takeover Statute is or becomes applicable to any of this Agreement or the Merger or other transactions contemplated hereby. If any Takeover Statute becomes applicable to this Agreement or the Merger or other transactions contemplated hereby, the Company and its Board of Directors shall take all action that can be taken by the Company and the Board of Directors to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement or the Merger or other transactions contemplated hereby.

Section 5.11    Delisting. Each of the parties shall reasonably cooperate with the others in taking, or causing to be taken, all actions necessary to cause the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and terminate its registration under the Exchange Act as promptly as practicable after such delisting.

Section 5.12    Section 16(b). The Company and its Board of Directors shall take all steps reasonably necessary to cause the Merger and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, Parent or Merger Sub to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13    Shareholder Litigation. The Company shall provide Parent with the opportunity (but Parent shall not be obligated) to participate in (but not control), at Parent’s sole expense, the defense and/or settlement of any shareholder litigation against the Company and/or its directors and/or executive officers relating to the Merger or this Agreement and commenced after the execution and delivery of this Agreement, and the Company shall not settle or offer to settle any such litigation without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. The Company shall consult with Parent and keep Parent reasonably informed with respect to the defense and settlement of any such shareholder litigation.

Section 5.14    Parent Obligations. From and after the date of this Agreement, in a timely manner so as not to delay the Closing, Parent shall, and shall cause Merger Sub and its respective Affiliates to, take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to fulfill the obligations of Parent and Merger Sub under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. Parent agrees that, between the date of this Agreement and the Closing Date, it shall not, directly or indirectly, take or knowingly permit any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, delay or impede the ability of Parent to consummate the transactions contemplated by this Agreement and the Equity Commitment Letter or any other financing commitments.

Section 5.15    Third-Party Financing.

(a)    Without limitation of (and in addition to) the obligations of Parent under other sections of this Agreement relating to the Equity Financing or any alternative financing (including pursuant to Section 5.4(a)), Parent shall cause the Equity Financing Source to comply with the terms of the Equity Commitment Letter and fund the Equity Financing at or prior to the Closing. For avoidance of doubt, and notwithstanding the specific obligations of Parent in this Agreement relating to the Equity Financing or any alternative financing, it shall not be a condition to the Closing for Parent to obtain the Equity Financing or any alternative financing. Parent shall not, without the Company’s prior written consent, permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter and/or the related definitive documentation, and, if applicable, any alternative financing commitment arrangements and definitive agreements, that would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing that would reasonably be expected to prevent, impede or delay the timely consummation of the Equity Financing or the Closing; (iii) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other party to the Equity Commitment Letter or the definitive agreements with respect thereto; or (iv) prevent, impede or materially delay the timely consummation of the Equity Financing or the Closing. Parent agrees that it will not grant any consent to an assignment of any commitments or obligations under the Equity Commitment Letter, except to the extent permitted by and in accordance with the Equity Commitment Letter or with the prior written consent of the Company.

(b)    Between the date of this Agreement and the Closing Date, the Company shall use its commercially reasonable efforts to provide to Parent, and shall cause its Subsidiaries and Representatives to use their commercially reasonable efforts to provide to Parent, all cooperation reasonably requested in writing by Parent in connection with the arrangement of any financing (the “Financing Activities”) from Parent’s or the Surviving Corporation’s or its Subsidiaries’ financing sources or prospective financing sources and other financial institutions and investors (the “Financing Sources”), including using commercially reasonable efforts to (i) furnish Parent and the Financing Sources reasonably promptly upon written request with such financial, statistical and other pertinent information and available projections relating to the Company, its Subsidiaries and their respective assets and properties as is usual and customary for similar financing arrangements, and assist with information regarding the Company properties and the Leases, including providing any information reasonably required in connection with title commitments, lien searches and property searches that Parent reasonably requests, (ii) provide reasonable assistance to Parent and its Representatives in connection with the preparation of definitive financing documents, including any pledge and security documents, guarantee and collateral documents and other certificates and documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Financing Activities, it being understood that such documents will not take effect until the Effective Time, (iii) assist Parent in transferring the Owned Real Property of the Company or any of its Subsidiaries to one or more Affiliates of Parent or the Equity Financing Source contingent on and to occur immediately following the Effective Time, and (iv) provide to Parent upon written request all documentation and other information with respect to the Company or its Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations.

(c)    The Company shall have satisfied its obligations set forth in Section 5.15(b) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under Section 5.15(b) to the extent that it: (i) requires the Company, its Subsidiaries or any of their respective directors, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Financing Activities or adopt resolutions approving the agreements, documents and instruments with respect to the Financing Activities that are not contingent upon the Closing; (ii) requires the Company, the Company Subsidiaries or their counsel to give any legal opinion; (iii) requires the Company or its Subsidiaries to provide any information that is prohibited or restricted by applicable Law; (iv) requires the Company or its Subsidiaries to provide access to or disclose information that the Company determines in good faith could reasonably be expected to result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (iv)); (v) would be expected to unreasonably interfere with the ongoing operations of the Company or its Subsidiaries; or (vi) requires the Company or its Subsidiaries to take any action that is prohibited or restricted by, or could reasonably be expected to conflict with or violate, their respective organizational documents, or could reasonably be expected to result in a violation or breach of, or default under, any material Contract to which the Company or any of its Subsidiaries is a party.

(d)    Parent (i) shall reimburse the Company promptly upon demand for all reasonable and documented third party out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company and its Subsidiaries at the request of Parent pursuant to Section 5.15(b) in connection with the Financing Activities, and (ii) shall indemnify and hold harmless the Company and its Representatives from and against any and all reasonable and documented third party out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and liabilities suffered or incurred by any of them in connection with the arrangement and consummation of any financing, any other Financing Activities and any information used in connection therewith (except in the case of fraud). This Section 5.15(d) shall survive the termination of this Agreement (and in the event the Merger and the other transactions contemplated by this Agreement are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company and its Representatives in connection with the cooperation under Section 5.15(c) and not previously reimbursed).

(e)    All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to the Financing Sources and their respective Representatives so long as such Persons agree to be bound by the Confidentiality Agreement as if parties thereto (or enter into similar confidentiality agreements with the Company containing terms limiting the use and disclosure of non-public information that are substantially similar to those contained in the Confidentiality Agreement).

ARTICLE VI

CONDITIONS

Section 6.1    Conditions to Each Party’s Obligation to Close. The respective obligations of the Company and Parent and Merger Sub to effect the Merger and the transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)    Statutes and Injunctions. No (i) temporary restraining order or preliminary or permanent injunction or other Order by any federal or state court or other tribunal of competent jurisdiction preventing consummation of the Merger or (ii) applicable Law prohibiting consummation of the Merger shall be in effect.

(c)    HSR Act. The early termination or expiration of the waiting period required under the HSR Act shall have occurred.

Section 6.2    Conditions to Parent and Merger Sub’s Obligation to Close. The respective obligations of Parent and Merger Sub to effect the Merger and the transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent on or prior to the Closing Date of the following conditions:

(a)    Accuracy of Company Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 2.1 and set forth in Section 2.2, Section 2.3, Section 2.4(i), Section 2.4(ii) and Section 2.21) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect; (ii) each of the representations and warranties of the Company set forth in the first sentence of Section 2.1 and set forth in Section 2.2(d), Section 2.3, Section 2.4(i), Section 2.4(ii) and Section 2.21 shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (iii) each of the Company Capitalization Representations shall be true and correct in all respects (other than de minimis deviations therefrom), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

(b)    Compliance with Company Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)    Company Closing Certificate. The Company shall have furnished Parent with a certificate dated as of the date of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses (a), (b) and (c) above have been satisfied.

(e)    Resignations. Upon request by Parent, Parent shall have received written resignation letters from each of the members of the respective boards of directors, managers and officers (solely in their capacity as corporate directors, managers and officers and not as an employee or for any purpose under any employment agreement of such person) of the Company and each of its Subsidiaries, effective as of the Effective Time.

(f)    Class B Units. Each holder of Class B Units shall have furnished to the Company and Parent an executed Consent and Exchange Agreement, in form and substance reasonably satisfactory to Parent, to effectuate the provisions of Section 1.12 with respect to all Class B Units held by such holder.

Section 6.3    Conditions to the Company’s Obligation to Close. The respective obligations of the Company to effect the Merger and the transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:

(a)    Parent and Merger Sub Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 3.1 and set forth in Section 3.2 and Section 3.3(i)) shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that breaches thereof, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect; and (ii) each of the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 3.1 and set forth in Section 3.2 and Section 3.3(i) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date).

(b)    Parent and Merger Sub Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Parent and Merger Sub Closing Certificates. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated as of the date of the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied.

Section 6.4    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was principally caused by such party’s breach of any material provisions of this Agreement, such party’s failure to act in good faith or such party’s failure to perform fully its obligations under Section  5.4.

ARTICLE VII

TERMINATION

Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or (except as provided below) after obtaining the Company Shareholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company, if:

(i)    the Effective Time shall not have occurred on or prior to the close of banking business New York City time on December 31, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder, and any such material breach or violation or failure has been the principal cause of or directly resulted in the failure of the Effective Time to occur on or before the Termination Date;

(ii)    any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, ruling, writ or decree, or taken any other action restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such judgment, order, injunction, ruling, writ, decree or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder, and any such material breach or violation or failure has been the principal cause of, or directly resulted in, such judgment, order, injunction, ruling, writ, decree or other action; or

(iii)    the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor (as such Company Shareholder Meeting may be adjourned from time to time in accordance with the terms hereof);

(c)    by Parent, if:

(i)    (1) there shall have been an inaccuracy in any representation or warranty made by the Company in this Agreement or the Company shall have failed to perform all of its obligations, covenants or agreements required to be performed under this Agreement, in either case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; and (2) such inaccuracy, breach or failure to perform is incurable or, if curable, is not cured by the earlier to occur of (x) the Termination Date and (y) the date that is thirty (30) days following the Company’s receipt of Parent’s written notice of such breach, which notice shall specify in reasonable detail the nature of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c)(i) shall not be available to Parent if there shall have been an inaccuracy in any representation or warranty made by Parent or Merger Sub or Merger Sub in this Agreement or Parent or Merger Sub shall have failed to perform all of their respective obligations, covenants or agreements required to be performed under this Agreement, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied;

(ii)    prior to the Effective Time, (a) the Company’s Board of Directors or any committee thereof shall have effected a Recommendation Withdrawal; or (b) the Company shall have entered into an Alternative Acquisition Agreement; or

(iii)    there shall have occurred a Company Material Adverse Effect;

(d)    by the Company, if:

(i)    (1) there shall have been an inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement or Parent or Merger Sub shall have failed to perform all of their obligations, covenants or agreements required to be performed under this Agreement, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; and (2) such breach or failure to perform is incurable or, if curable, is not cured by the earlier to occur of (x) the Termination Date and (y) the date that is thirty (30) days following Parent’s receipt of the Company’s written notice of such breach, which notice shall specify in reasonable detail the nature of such breach; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to the Company if there shall have been an inaccuracy in any representation or warranty made by the Company in this Agreement or the Company shall have failed to perform all of its obligations, covenants or agreements required to be performed under this Agreement, in either case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(ii)    prior to obtaining the Company Shareholder Approval, (A) immediately prior to or concurrently with the termination of this Agreement, the Company, subject to complying in all material respects with the terms of this Agreement, including Section 5.2, enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal and (B) the Company immediately prior to or concurrently with such termination pays to Parent or its designees any fees required to be paid pursuant to Section 7.3; or

(iii)    (A) the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied or waived (other than conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied); (B) at least five (5) Business Days prior to exercising its right of termination, the Company has irrevocably confirmed by written notice to Parent that it is ready, willing and able to consummate the Closing; (C) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 1.2; and (D) at all times during such five (5) Business Day period, the Company stood ready, willing and able to consummate the Closing.

Section 7.2    Effect of Termination. In the event of any termination of this Agreement as provided in Section 7.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 5.3 and the provisions of Section 2.27, Section 3.15, Section 5.6, Section 5.15(d) (to the extent of Parent’s indemnification obligations thereunder), this Section 7.2, Section 7.3 and ARTICLE VIII, each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that none of Parent or Merger Sub or the Company shall be released from any liabilities or damages arising out of any Willful and Material Breach prior to such termination. The parties acknowledge and agree that nothing in this Section 7.2 shall be deemed to affect a party’s right to specific performance under Section 8.10 except as provided therein.

Section 7.3    Termination Fee; Parent Termination Fee.

(a)    If Parent terminates this Agreement pursuant to Section 7.1(c)(ii) or the Company terminates this Agreement pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent (or its designee), by wire transfer of immediately available funds, a termination fee of $7,750,000 (the “Termination Fee”) (i) no later than two (2) Business Days after the date of termination of this Agreement pursuant to Section 7.1(c)(ii) or (ii) as set forth in Section 7.1(d)(ii).

(b)    If (i) Parent terminates this Agreement pursuant to Section 7.1(c)(i) or Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii), (ii) prior to the date of such termination (but after the date hereof) a bona fide Acquisition Proposal is publicly announced or is otherwise communicated in writing to the Company’s Board of Directors and, in the event of a termination of this Agreement pursuant to Section 7.1(b)(iii), not withdrawn prior to the Company Shareholders Meeting, and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to or otherwise consummates any Acquisition Proposal, then the Company shall pay to Parent (or its designee), by wire transfer of immediately available funds, the Termination Fee no later than two (2) Business Days after the execution of such definitive agreement or consummation of such Acquisition Proposal, as the case may be; provided, that solely for purposes of this Section 7.3(b), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 5.2(c)(i), except that all references to twenty percent (20%) shall be changed to fifty percent (50%).

(c)    If the Company terminates this Agreement pursuant to Section 7.1(d)(iii), then Parent shall pay to the Company (or its designee), by wire transfer of immediately available funds, a termination fee of $10,000,000 (the “Parent Termination Fee”) no later than two (2) Business Days after the date of termination of this Agreement pursuant to Section 7.1(d)(iii).

(d)    The parties agree and understand that in no event shall the Company be required to pay the Termination Fee, or Parent be required to pay the Parent Termination Fee, pursuant to this Section 7.3 on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (i) if the Company pays the Termination Fee to Parent (or its designee) pursuant to this Section 7.3, such payment shall (other than in the event of a Willful and Material Breach by the Company) be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives (the “Company Related Parties”), and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or other transactions contemplated hereby, and (ii) if the Company terminates this Agreement pursuant to Section 7.1(d)(iii) and Parent pays the Parent Termination Fee to the Company (or its designee) pursuant to this Section 7.3, the Company’s (or its designee’s) receipt of the Parent Termination Fee shall be the sole and exclusive remedy of the Company Related Parties against Parent, Merger Sub, the Equity Financing Source and their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives (the “Parent Related Parties”) for all losses and damages in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (other than in the event a Willful and Material Breach) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Parent Termination Fee to the Company pursuant to this Section 7.3, (A) none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Merger or other transactions contemplated hereby and (B) none of the Company Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby or any oral representation made or alleged to be made in connection herewith. For the avoidance of doubt, in no event shall Parent or Merger Sub be subject to (nor shall any Company Related Party seek to recover) monetary damages in excess of an amount equal to the Parent Termination Fee for any losses or other liabilities arising out of or in connection with breaches (other than in the event of a Willful and Material Breach) by Parent or Merger Sub of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Company Related Party may have with respect thereto, including in connection with the Equity Commitment Letter or in respect of any oral representation made or alleged to be made in connection herewith or therewith. The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Merger and the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty.

Section 7.4    Procedure for Termination. Termination of this Agreement prior to the Effective Time shall not require the approval of the Company Shareholders. A terminating party shall provide written notice of termination to the other parties specifying the Section or Sections pursuant to which such party is terminating the Agreement. If more than one provision in Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 7.1 for any termination.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1    Non-Survival of Representations, Warranties, Covenants and Agreements. The parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 7.1. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in this ARTICLE VIII and otherwise contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (ii) immediately upon delivery by hand, or (iii) by e-mail, upon written or electronic confirmation of receipt (excluding “out of office” or other automated replies), in each case to the intended recipient as set forth below:

If to Parent or Merger Sub, to:

SPB Hospitality LLC

19219 Katy Freeway

Suite 500

Houston, Texas 77094

Attention: James Mazany

Email: jim.mazany@SPBHospitality.com

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP

951 E. Byrd Street

Riverfront Plaza, East Tower

Richmond, Virginia 23219

Attention: Steven M. Haas

Email: shaas@hunton.com

If to the Company (prior to the Effective Time), to:

3401 West End Avenue, Suite 260

P.O. Box 24300

Nashville, Tennessee 37202

Attention: President and Chief Executive Officer

Email: mparkey@jalexanders.com

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: F. Mitchell Walker, Jr.

Email: MWalker@bassberry.com

Any notice received by e-mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or e-mail address through a notice given in accordance with this Section 8.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 8.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is two (2) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.2.

Section 8.3    Interpretation; Construction.

(a)    When a reference is made in this Agreement to a Section, clause, or Schedule, such reference shall be to a Section or clause of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to the date first above written. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b)    References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the words “include,” or “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)    Any references to an agreement or organizational document herein shall mean such agreement or organizational document, as may be amended, modified and/or supplemented (and/or as any provision thereunder may be waived) from time to time in accordance with its terms.

(e)    No summary of this Agreement or any Schedule delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Schedule.

(f)    If the day by which an action is required or permitted to be taken under this Agreement is a non-Business Day, then such action may be taken on the next succeeding Business Day.

Section 8.4    Counterparts; Effectiveness. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.5    Entire Agreement; No Third-Party Beneficiaries.

(a)    This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement collectively constitute the entire agreement, and supersede all prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties and/or any other Person with respect to the subject matter hereof and thereof.

(b)    This Agreement shall be binding upon and inure solely to the benefit of each party except for (in each case, only following the Effective Time): (i) the right of the Company Shareholders and holders of

Company Share Awards and Class B Units to receive (x) the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 1.8(c) and (y) the aggregate consideration payable in respect of Company Share Awards and Class B Units pursuant to Section 1.12 and the right of holders of Class B Units pursuant to Section 1.12, as applicable, (ii) the right of the Indemnified Parties to enforce the provisions of Section 5.7 only and (iii) the rights of employee parties to certain salary continuation agreements and employment agreements with the Company or a Subsidiary to receive the benefits set forth in Section 5.5.

(c)    The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and speak only as to the matters expressly set forth herein and may not be relied upon for any purpose other than for the purpose of the transactions to be performed pursuant to and in accordance with this Agreement. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Merger is consummated as originally contemplated to the greatest extent possible.

Section 8.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Parent and Merger Sub are expressly permitted to assign their rights under this Agreement to any Affiliate of Parent (including by way of a transfer of shares of capital stock of Merger Sub), and any such Person shall be entitled to assume Parent’s and/or Merger Sub’s obligations under this Agreement; provided, that no such assignment and assumption shall release Parent or Merger Sub from any of its obligations under this Agreement to the extent not performed. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.8    Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 8.9    Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.10    Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)    This Agreement (and all claims, controversies and causes of action relating thereto or arising therefrom or in connection therewith, whether in contract, tort or otherwise) shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Tennessee without regard to the conflicts of laws rules thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

(c)    The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, including the right of the Company to cause the Equity Financing Source to comply with the Equity Commitment Letter; provided, however, that the Company shall not be entitled to enforce specifically any obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger, and of the Equity Financing Source to comply with the Equity Commitment Letter unless (1) all of the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied or waived (other than conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied), (2) the Equity Financing has been funded in full, or concurrently with the Closing will be funded in full (including as a result of specific performance being granted), and (3) the Company has irrevocably confirmed by written notice to Parent that, if specific performance is granted and the Equity Financing is funded in full, it is ready, willing and able to consummate the Closing. Each of the parties hereby agrees (i) that it shall not oppose the granting of such relief by reason of there being an adequate remedy at law, (ii) that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief and (iii) that such relief may be granted without the requirement that the party seeking such relief offer proof of actual damages. The parties further agree that, subject to Section 7.3(c), (x) by seeking the remedies provided for in this Section 8.10(c), a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10(c) are not available or otherwise are not granted, and (y) nothing contained in this Section 8.10(c) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.10(c) before exercising any termination right under Section 7.1 (and pursuing damages after such termination) (and, for the avoidance of doubt, the Company may pursue both (x) a grant of specific performance to the extent permitted by this Section 8.10(c) and the Equity Commitment Letter and (y) the payment of the Parent Termination Fee by asserting in the alternative a claim for the Parent Termination Fee following termination pursuant to Section 7.1(d)(iii) should specific performance not be awarded), nor shall the commencement of any action pursuant to this Section 8.10(c) or anything contained in this Section 8.10(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter in accordance with the terms of this Agreement; provided, however, that in no event shall any party be entitled to monetary damages in the event of an Order of specific performance to consummate the Merger, provided that such Closing occurs.

(d)    Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Merger, on behalf of itself or its property, in accordance with Section 8.2 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 8.10(d) shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Chancery Court for the 20th Judicial District of the State of Tennessee, at Nashville or, if unavailable, the federal court in the State of Tennessee, in each case sitting in the City of Nashville in the State of Tennessee, in the event any dispute arises out of this Agreement or the Merger, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the Merger shall be brought, tried and determined only in the courts of the State of Tennessee or, if unavailable, the federal court in the State of Tennessee, in each case sitting in the City of Nashville in the State of Tennessee (and any courts from which an appeal from such courts may be taken), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Merger in any court other than the aforesaid courts. Each of Parent and Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger (“Transfer Taxes”) shall be paid by Parent and Merger Sub when due, and Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer Taxes and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 8.12    Definitions. As used in this Agreement, the following terms, when used in this Agreement, and the Schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.12:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Acquisition Proposal” has the meaning set forth in Section 5.2(c)(i).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act; provided, however, that notwithstanding anything herein to the contrary, as to Parent and Merger Sub, “Affiliates” shall refer only to Parent and its direct or indirect Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.2(d)(ii).

“Articles of Merger” has the meaning set forth in Section 1.3.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3(a).

“Benefits Continuation Period” has the meaning set forth in Section 5.5(a).

“Book-Entry Shares” has the meaning set forth in Section 1.8(c).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the City of New York are authorized or required by Law to be closed.

“Capitalization Date” has the meaning set forth in Section 2.2(a).

“Certificate” has the meaning set forth in Section 1.8(c).

“Claim” has the meaning set forth in Section 5.7(b).

“Class B Unit” has the meaning set forth in Section 1.12(e).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 2.8(a).

“Committed Bidder” has the meaning set forth in Section 5.2(g).

“Company” has the meaning set forth in the Preamble.

“Company Award Agreement” has the meaning set forth in Section 1.12(d).

“Company Benefit Plan” has the meaning set forth in Section 2.13(a).

“Company Board Recommendation” has the meaning set forth in Section 2.3(b).

“Company Bylaws” has the meaning set forth in Section 2.1.

“Company Capitalization Representations” means the representations and warranties of the Company in Section 2.2 (other than Section 2.2(d)).

“Company Charter” has the meaning set forth in Section 2.1.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in ARTICLE II.

“Company Information” means all information, in any form, maintained, owned or controlled by or on behalf of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, change, effect, development or occurrence, circumstance or effect, that, individually or in the aggregate, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially impedes or delays, or is reasonably likely to prevent or materially impede or delay, the consummation by the Company of the Merger or any of the other transactions contemplated hereby on a timely basis or the performance by the Company of its covenants and obligations hereunder; provided, however, that (subject to the next proviso) no event, change, effect, development or occurrence, circumstance or effect shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Company Material Adverse Effect as described in clause (a) of this definition, to the extent that such event, change, effect, development or occurrence, circumstance or effect results from or arises out of: (i) any general United States or global economic conditions, (ii) any conditions generally affecting the upscale casual dining segment of the restaurant industry, (iii) any decline, in and of itself, in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude any event, change, effect, development or occurrence, circumstance or effect giving rise to or contributing to such decline that is not otherwise excluded from the definition of Company Material Adverse Effect from constituting, or being taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any regulatory, legislative or political conditions, including any trade wars or tariffs, or securities, credit, financial, debt or other capital markets conditions, in each case, in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude any event, change, effect, development or occurrence, circumstance or effect giving rise to or contributing to such failure that is not otherwise excluded from the definition of Company Material Adverse Effect from constituting, or being taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the public announcement of this Agreement, the Merger or the identity of Parent, Merger Sub or their respective Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers, employees, Governmental Entities or any other third Persons, provided, that this clause (vi) shall be disregarded for purposes of the definition of Company Material Adverse Effect used in the representations and warranties in Section 2.4 (and in Section 6.2(a) as it relates to Section 2.4, (vii) any change in applicable Law, (viii) any change in GAAP (or authoritative interpretations thereof), (ix) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (x) any taking of any action at the written request of Parent or Merger Sub, (xi) any reduction, in and of itself, in the credit rating of the Company or any of its Subsidiaries to the extent attributable to the expected consummation of the Merger (it being understood that the foregoing shall not preclude any event, change, effect, development or occurrence, circumstance or effect giving rise to or contributing to such reduction that is not otherwise excluded from the definition of Company Material Adverse Effect from constituting, or being taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (xii) any hurricane, earthquake, flood or other natural disasters, epidemics, disease outbreaks, pandemics or other public health emergencies (including COVID-19), acts of God or any change resulting from weather conditions, (xiii) any action taken by the Company which is required by the terms and conditions of this Agreement or (xiv)(A) any action taken by Parent, Merger Sub or any of their respective Affiliates that results in a breach of or default by Parent or Merger Sub under this Agreement or (B) the omission of an action that was required to be taken by Parent, Merger Sub or any of their respective Affiliates pursuant to this Agreement; provided, however, that with respect to clauses (i), (ii), (iv), (vii), (viii), (ix) or (xii), any such event, change, effect, development or occurrence, circumstance or effect shall be taken into account if it is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, when compared to other, similarly-situated Persons operating in the upscale casual dining segment of the restaurant industry in the geographies in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 2.14(a).

“Company Option” has the meaning set forth in Section 1.12(a).

“Company Performance Share Award” has the meaning set forth in Section 1.12(b).

“Company Permits” has the meaning set forth in Section 2.10(a).

“Company Preferred Stock” has the meaning set forth in Section 2.2(a).

“Company Qualified Plan” has the meaning set forth in Section 5.5(e).

“Company Registered IP” has the meaning set forth in Section 2.16(a).

“Company Related Parties” has the meaning set forth in Section 7.3(d).

“Company Restricted Share Award” has the meaning set forth in Section 1.12(c).

“Company SEC Disclosure” has the meaning set forth in ARTICLE II.

“Company SEC Documents” has the meaning set forth in Section 2.6(a).

“Company SEC Financial Statements” has the meaning set forth in Section 2.6(b).

“Company Share Awards” has the meaning set forth in Section 1.12(c).

“Company Shareholder Approval” has the meaning set forth in Section 2.3(a).

“Company Shareholders” has the meaning set forth in the Recitals.

“Company Shareholders Meeting” has the meaning set forth in Section 5.1(b).

“Company Stock Incentive Plan” means the J. Alexander’s Holdings, Inc. Amended and Restated 2015 Equity Incentive Plan, dated May 1, 2019.

“Company Welfare Plans” has the meaning set forth in Section 5.5(f).

“Conditional Commitment” has the meaning set forth in Section 5.2(g).

“Confidentiality Agreement” means together, collectively, the confidentiality letter agreement, dated as of April 14, 2021, between the Company and Fortress Investment Group LLC, as may be amended, supplemented or otherwise modified by the parties, and the confidentiality letter agreement, dated as of April 30, 2021, between the Company and Parent, as may be amended, supplemented or otherwise modified by the parties.

“Consents” has the meaning set forth in Section 2.5.

“Continuing Employees” has the meaning set forth in Section 5.5(a).

“Contract” has the meaning set forth in Section 2.4.

“COVID-19” means the SARS-CoV-2 or COVID-19 virus, and any evolutions or mutations thereof.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Effective Time” has the meaning set forth in Section 1.3.

“Electronic Delivery” has the meaning set forth in Section 8.4.

“Environmental Laws” means all applicable foreign, federal, state and local laws, regulations, rules, ordinances and other legal requirements (including common law) relating to pollution or protection of human health, the environment or natural resources, including, without limitation, laws relating to generation, storage, labeling, transportation, treatment, recycling, management, cleanup, release or threatened release of Hazardous Substances into the environment.

“Environmental Permits” has the meaning set forth in Section 2.19(a).

“Equity Commitment Letter” means that certain executed commitment letter, dated as of the date of this Agreement, a copy of which has been delivered to the Company on the date hereof, pursuant to which the Equity Financing Source has committed to provide the Equity Financing in the amounts and subject to the terms set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees, expenses and liabilities.

“Equity Financing” means the equity financing pursuant to the Equity Commitment Letter.

“Equity Financing Source” has the meaning set forth in the Recitals.

“ERISA” has the meaning set forth in Section 2.13(a).

“ERISA Affiliate” has the meaning set forth in Section 2.13(c).

“Exchange” has the meaning set forth in Section 1.12(e)(i).

“Exchange Act” has the meaning set forth in Section 2.5.

“Exchange Agent” has the meaning set forth in Section 1.11(a).

“Exchange Fund” has the meaning set forth in Section 1.11(a).

“Excluded Shares” has the meaning set forth in Section 1.8(b).

“Expenses” has the meaning set forth in Section 5.6.

“Facilities” means all buildings, structures, improvements and fixtures located on any Real Property.

“Fairness Opinion” has the meaning set forth in Section 2.22.

“Filings” has the meaning set forth in Section 2.5.

“Financial Advisor” means Piper Sandler & Co., financial advisor to the Company in connection with the transactions contemplated by this Agreement, including the Merger.

“Financing Activities” has the meaning set forth in Section 5.15(b).

“Financing Sources” has the meaning set forth in Section 5.15(b).

“Franchise Agreements” has the meaning set forth in Section 2.15.

“Franchise Laws” has the meaning set forth in Section 2.15.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” has the meaning set forth in Section 2.5.

“Group” means “group” within the meaning of Section 13(d) of the Exchange Act.

“Hazardous Substances” means any chemicals, materials, substances or wastes defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum, asbestos, polychlorinated biphenyls, radon and per- and polyfluoroalkyl substances.

“HSR Act” has the meaning set forth in Section 2.5.

“Indemnified Party” has the meaning set forth in Section 5.7(a).

“Information Security Incident” means any (i) accidental or unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of Company Information, or (ii) compromise to the security, confidentiality, integrity or availability of IT Assets, in each case of clause (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

“Intellectual Property” means all intellectual property rights throughout the world, including rights in or arising from: (a) patents, patent applications, and the invention and discoveries therein; (b) trade secrets or proprietary confidential information; (c) copyrights and works of authorship, and all registrations, renewals and applications for the foregoing, including rights in proprietary website content; (d) trademarks, service marks, trade names, brand names, designs, logos, emblems, signs, insignia, trade dress, slogans and other source indicators, and the goodwill of the business appurtenant thereto, and all applications, registrations and renewals in connection with the foregoing; (e) Internet domain names and social media accounts; and (f) computer software (including source and object codes), computer programs, data, databases, applications, code, systems, networks, website content, and related documentation and materials, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, recipes, discoveries, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

“Intervening Event” has the meaning set forth in Section 5.2(d).

“IRS” has the meaning set forth in Section 2.13(a).

“IT Assets” means all computers, computing hardware, platforms, software, software services, firmware, systems, middleware, network, computer or operating systems, information technology devices,

servers, facilities, workstations, routers, hubs, switches, data websites, file servers, printers and all other information technology infrastructure, equipment or systems owned or controlled by or on behalf of the Company or any of its Subsidiaries.

“JAX LLC” has the meaning set forth in Section 1.12(e).

“Knowledge” means, with respect to the Company or Parent, the actual knowledge, and such knowledge that would be obtained after conducting a reasonable inquiry of such Person’s direct reports, of the Persons set forth in Section 8.12 of the Company Disclosure Schedule or the officers of Parent, respectively.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign), Order or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Leased Real Property” means the real property, together with all Facilities and all easements, rights-of-way and other appurtenances thereto, as specified in the Leases.

“Leases” means any lease, sublease, occupancy agreement, license, concession or other similar agreement, in each case whether written or oral, in connection with the occupancy or use of any real property by the Company or its Subsidiaries, together with all amendments, modifications, extensions, renewals, guaranties, supplements, and agreements with respect thereto.

“Liens” means all liens, pledges, mortgages, charges, encumbrances, adverse rights, restrictions, covenants, encroachments, title retention agreements or claims and security interests of any kind whatsoever (including any restriction on the right to vote or transfer the same), excluding restrictions imposed by securities laws.

“Liquor License” means any liquor or alcohol permit, including beer, wine and mixed beverage permits and licenses, issued by any Governmental Entity.

“LLC Agreement” has the meaning set forth in Section 1.12(e).

“Loan Agreement” means the Fourth Amended and Restated Loan Agreement, dated October 28, 2020, by and between J. Alexander’s, LLC and Pinnacle Bank.

“Material Suppliers” has the meaning set forth in Section 2.24.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 1.8(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Notice of Intervening Event” has the meaning set forth in Section 5.2(f).

“Notice of Superior Proposal” has the meaning set forth in Section 5.2(f).

“Notice Period” has the meaning set forth in Section 5.2(f).

“NYSE” has the meaning set forth in Section 2.5.

“Order” means any order, writ, injunction, ruling, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or any binding arbitration order or award (in each case, whether temporary, preliminary or permanent).

“Ordinary Course of Business” means the usual and ordinary course of normal day-to-day operations of the business, consistent (in scope, manner, amount and otherwise) with the Company’s and its Subsidiaries’ past practices through the date of this Agreement.

“Owned Real Property” means the real property, together with all Facilities and all easements, rights-of-way and other appurtenances thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence, circumstance or effect, that, individually or in the aggregate, prevents or materially impedes or delays, or is reasonably likely to prevent or materially impede or delay, the consummation by Parent or Merger Sub of the Merger or any of the other transactions contemplated hereby on a timely basis or the performance by Parent or Merger Sub of their respective covenants and obligations hereunder.

“Parent Prepared Tax Return” has the meaning set forth in Section 1.12(f).

“Parent Related Parties” has the meaning set forth in Section 7.3(d).

“Parent Termination Fee” has the meaning set forth in Section 7.3(c).

“Payoff Letters” has the meaning set forth in Section 5.4(a).

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) Liens upon pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business, for amounts not yet due and payable; (v) defects, imperfections or irregularities in title, easements, covenants, conditions, exceptions, restrictions and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), excluding monetary Liens, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, operation or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vi) statutory landlords’ Liens and Liens granted to landlords under any lease for amounts not due and owing, (vii) nonexclusive licenses to Intellectual Property granted in the Ordinary Course of Business, (viii) any purchase money security interests, equipment leases or similar financing arrangements arising in the Ordinary Course of Business, (ix) any Liens which are disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Financial Statements filed with the SEC prior to the date hereof, (x) zoning ordinances and other land use regulations imposed by any Governmental Entity having jurisdiction over any property that are not violated by the current use and operation of the property, and (xi) all matters of record affecting any property that would be shown on current surveys of the real estate or would be revealed by physical inspections thereof, in each case that do not adversely affect in any material respect the current value, use, operation or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any Company Information relating to an identified or identifiable natural person, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household.

“Personal Property Leases” has the meaning set forth in Section 2.18(f).

“Policies” has the meaning set forth in Section 2.26.

“Privacy Commitments” means all representations, statements, obligations or commitments that the Company or any of its Subsidiaries has made or entered into with respect to the collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information, including all (i) policies, notices, statements or similar disclosures published or otherwise made publicly available by Company or any of its Subsidiaries; (ii) internal policies, procedures or standards of the Company or any of its Subsidiaries; and (iii) agreements, contracts, licenses or other similar instruments or obligations to which the Company or any of its Subsidiaries is a party.

“Privacy Laws” means all applicable Laws relating in any way to the privacy, confidentiality, protection or security of Personal Information or IT Assets, including any and all applicable Laws regulating data protection, financial privacy, website or online service operators, biometric identifiers or biometric data, consumer reports, data breach notification, information security safeguards, secure disposal of records, use of online cookies or other tracking mechanisms, or the transmission of marketing or commercial messages through any means, including via email, text message and/or any other means. Privacy Laws also include the Payment Card Industry Data Security Standard and any other applicable security standards, requirements or assessment procedures published by the Payment Card Industry Security Standards Council in connection with a Payment Card Industry Security Standards Council program.

“Privacy Requirements” has the meaning set forth in Section 2.17(c).

“Proceeding” means any suit, action, claim, charge, complaint, proceeding, litigation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitration or mediation.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Recommendation Withdrawal” has the meaning set forth in Section 5.2(d)(i).

“Reporting Tail Endorsement” has the meaning set forth in Section 5.7(c).

“Representatives” has the meaning set forth in Section 5.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 2.5.

“SOX” has the meaning set forth in Section 2.6(a).

“Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States.

“Superior Proposal” has the meaning set forth in Section 5.2(c)(ii).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 2.20.

“Tax” means all income, gross receipts, capital, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other taxing authority).

“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto, and any amendments thereof), including, if applicable, any combined, consolidated or unitary return for any group of entities that includes the Company or any of its Subsidiaries.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“TBCA” has the meaning set forth in Section 1.1.

“Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Transfer Taxes” has the meaning set forth in Section 8.11.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Unit Grant Agreement” has the meaning set forth in Section 1.12(f).

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN” has the meaning set forth in Section 2.8(b).

“Willful and Material Breach” means a material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an act or a failure to act by a party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, a material breach of this Agreement.

Section 8.13    No Recourse. This Agreement may only be enforced against, and any Proceeding that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No Parent Related Party (other than Parent and Merger Sub to the extent set forth in this Agreement and the Equity Financing Source to the extent set forth in the Equity Commitment Letter) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall the Company or any of the Company Related Parties, and the Company agrees not to and to cause the Company Related Parties not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than Parent and Merger Sub under this Agreement or the Equity Financing Source under the Equity Commitment Letter).

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SPB HOSPITALITY LLC

By:	/s/ James Mazany
Name:	James Mazany
Title:	Chief Executive Officer

TITAN MERGER SUB, INC.

By:	/s/ James Mazany
Name:	James Mazany
Title:	Chief Executive Officer

J. ALEXANDER’S HOLDINGS, INC.

By:	/s/ Mark A. Parkey
Name:	Mark A. Parkey
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]